As filed with the Securities and Exchange Commission on ______________, 2010
Registration No. ________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
Registration Statement
Under
The Securities Act of 1933

iTrackr Systems, Inc.
(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	2340 (Primary Standard Industrial Classification Code number)	050597678 (I.R.S. Employer Identification No.)

1507 Presidential Way
North Miami Beach FL33179
(305) 469-4178
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John Rizzo
Chairman
iTrackr Systems, Inc.
1507 Presidential Way
North Miami Beach FL 33179
(561) 962-4111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joel D. Mayersohn
350 East Las Olas Boulevard
Suite 1150
Fort Lauderdale, FL 33301

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

	Amount to be registered (1)	Proposed maximum offering price (2)	Amount of registration fee
Common Stock, no par value	15,254,391	0.25	$271.91
Common Stock, underlying $0.05 option	157,500	0.25	$2.81
Common Stock, underlying $0.10 option	2,000,000	0.25	$35.61
Common Stock, underlying $0.25 option	50,000	0.25	$0.89
Common Stock, underlying $0.10 warrant	1,000,000	0.25	$17.83
Common Stock, underlying $0.30 warrant	166,666	0.25	$2.97
Common Stock, underlying $0.40 warrant	1,000,000	0.25	$17.83

(1)
Pursuant to Rule 416, this Registration Statement also covers such additional securities that may be issuable as a result of stock splits, stock dividends and similar transactions. Includes 4,374,166 shares issuable upon the exercise of options and warrants.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
Subject to Completion, dated April __, 2010

       19,627,891 Shares of Common Stock
iTrackr Systems, Inc.

This prospectus relates solely to resale of up to an aggregate of 19,628,557 shares of common stock of iTrackr Systems, Inc., including 4,374,166 shares of common stock underlying options and warrants  issued by iTrackr Systems, Inc., by the Selling Stockholders identified in the section entitled “Selling Stockholders” on page 30 of this prospectus or their transferees.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For additional information, you should refer to the section entitled “Plan of Distribution” on page 39 of this prospectus. We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby by the Selling Stockholders. However, we will receive the exercise price of the options if the options are exercised for cash. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Prior to this offering, there has been no market for our securities. Our common stock is not listed on any national securities exchange, the NASDAQ stock market or the Over the Counter Bulletin Board. There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 2 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____, 2010

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale or other disposition of our common stock.

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus. You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 2 before deciding to invest in our common stock. Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our,” “us,” “Must Haves” “iTrackr” or the Company refer to iTrackr Systems, Inc., and its subsidiaries.

Corporate History

We were incorporated in the State of Wyoming on May 10, 2006 to develop, market and commercialize a product and inventory search application through a social networking site designed to leverage the best of Internet and mobile technologies.

On November 27, 2007 we adopted Articles of Merger to merge iTrackr, the Wyoming corporation with and into iTrackr, Inc., a Florida corporation. On December 10, 2009, we entered into a Plan of Merger with Must Haves, Inc. which closed on January 12, 2010 pursuant to which (i) we received an aggregate of 17,875,695 shares, or 93.5% of Must Haves, Inc. common stock, and (ii) Must Haves, Inc. assumed 6,555,000 options and warrants of iTrackr, which are exercisable at prices from $0.01 to $0.40.

On March 9, 2010, we amended our Articles of Incorporation with the State of Florida to change our name to iTrackr Systems, Inc., which more appropriately reflects the nature of our underlying business.

On February 5, 2010, we issued a warrant to an accredited investor to purchase up to 1,000,000 shares of our common stock at a purchase price of $0.40, in exchange for $50,000 to be used towards expenses related to the  filing of this registration statement.

Overview

We are an emerging ecommerce software and services company. In 2006, we began development of an online search application for retailers and consumers and launched www.itrackr.com, a social networking website designed to enable consumers the ability to search for products and services at brick-and-mortar retail stores on location-based, and inventory-available basis, within their geographic communities. In 2009, we acquired online customer support software from ChatStat, which enables us to provide retailers with a support and sales tool for agents with the goal of increasing transactional business. We serve customers primarily in North America in a variety of industries with a particular emphasis on ecommerce markets.

Our principal executive offices are located at 475 Plaza Real, Suite 275 Boca Raton, Fl, and our telephone number is (561) 962-4111. Our website address is http://www.itrackr.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

The Offering

Common Stock offered by selling shareholders:
19,628,557 shares of common stock, consisting of 9,291,040 shares issued debt conversion, 4,374,166  shares underlying options and warrants, and 6,282,545 related to shares issued for services rendered.

Common Stock outstanding prior to Offering:	19,827,331

Common Stock outstanding after this Offering:	27,164,332(1)

Use of Proceeds:
We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the options and warrants if the options and warrants are exercised for cash

Risk Factors:
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 2 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)
The number of outstanding shares after the offering is based upon 19,827,331 shares outstanding as of March 30, 2010 and assumes the full exercise of all warrants with respect to which the underlying shares are being registered pursuant to the registration statement of which this prospectus forms a part.

The number of shares of common stock outstanding after this offering excludes 3,297,500 shares of common stock available for future issuance under certain agreements.

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

iTrackr has a history of losses and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability.

iTrackr has incurred losses since inception. To date, iTrackr’s revenues have largely come from click through referral fees and call center service revenue from ChatTracker. iTrackr’s primary expenses relate to personnel, website development and maintenance, professional and stock based compensation and significantly exceed revenues. iTrackr’s consolidated financial statements have been prepared assuming that iTrackr will continue as a going concern. Successful transition to profitable operations is dependent upon obtaining a level of sales adequate to support the Company’s cost structure. The Company has suffered recurring losses resulting in a stockholders’ deficit of approximately $592,827 and a working capital deficiency of $692,182 as of December 31, 2009. Historically, the Company has been able to finance operations from the capital obtained through the issuance of convertible debt. Management intends to continue to finance the operations of the Company through future cash flows from operations and future financings. However, iTrackr’s expenses are expected to increase as it incurs additional costs of becoming publicly traded, and increasing operational infrastructure, and there is no assurance that iTrackr will be able to obtain sufficient financing (or financing on acceptable terms) or earn sufficient revenues to generate positive cash flow and attain profitability.

If iTrackr is unable to fund its operations and capital expenditures, iTrackr may not be able to continue to develop and market its products and services which would have a material adverse effect on its business.

iTrackr has experienced significant negative cash flow since its inception. In order to fund iTrackr’s operations and capital expenditures, iTrackr may be required to incur borrowings or raise capital through the sale of debt or equity securities. The Company’s ability to borrow or access the capital markets for future offerings may be limited by its financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. iTrackr’s failure to obtain the funds for necessary future capital expenditures would limit its ability to develop and market its services and could have a material adverse effect on our business, results of operations and financial condition.

iTrackr is dependent upon key personnel whose loss may adversely impact iTrackr’s business.

iTrackr depends on the expertise, experience and continued services of its senior management employees, especially John Rizzo, its founder, Chairman, Chief Executive Officer and Chief Financial Officer, and Ramesh Anand, its Chief Operating Officer. Both Mr. Rizzo and Mr. Anand have acquired specialized knowledge and skills with respect to iTrackr and its operations and most decisions concerning the business of iTrackr will be made or significantly influenced by them. iTrackr does not maintain life insurance with respect to Messrs. Anand and Rizzo. The loss of Messrs. Anand and Rizzo or other senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect the Company. The Company seeks to compensate and incentivize its key executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow iTrackr to retain key or hire new employees. As a result, if Messrs. Anand and Rizzo were to leave iTrackr, the Company could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successors obtain the necessary training and experience. In January, 2010, iTrackr entered into a one year employment agreement with Mr. Anand which expires in January 2011, and it extended its existing employment agreement with Mr. Rizzo. However, there can be no assurance that a successor employment agreement will be entered into with Messrs. Anand and Rizzo following their respective employment contractual terms or that the terms of this employment agreement will be sufficient to retain Messrs.  Anand and Rizzo.

iTrackr’s management systems and personnel may not be sufficient to effectively manage its growth.

iTrackr’s growth strategy involves expanding its customer based amongst online retailers with high transaction websites, increasing agent-hours for its customer support software and increasing consumer demand for its product search applications. Achieving iTrackr’s growth strategy is critical in order for its business to achieve economies of scale and to achieve profitability. Any condition that would deny, limit or delay its ability to manage and support existing accounts, as well as market to new customers in the future will constrain iTrackr’s ability to grow. There can be no assurance that iTrackr will be able to successfully expand its business in its highly competitive environment, and if iTrackr fails to do so, its business could be harmed.

Expansion of iTrackr’s business will also strain its existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support its operations, requiring iTrackr to make significant expenditures in these areas. iTrackr will need to develop further financial, operational and management reporting systems and procedures to accommodate future growth and reporting requirements under Section 404 of the Sarbanes Oxley Act of 2002 (including pursuant to other applicable securities laws). There can be no assurance that iTrackr will be able to develop such additional systems or procedures to accommodate its future expansion on a timely basis, and the failure to do so could harm its business.

If we are not competitive in the market for online sales, marketing and customer service solutions, or online consumer services our business could be harmed.

The market for online sales, marketing and customer service technology is intensely competitive and characterized by aggressive marketing, evolving industry standards, rapid technology developments and frequent new product introductions. Established or new entities may enter the market in the near future, including those that provide solutions for real-time interaction online, or online consumer services related to real-time advice.

We compete directly with companies focused on technology that facilitates real-time sales, conversion of online shoppers to buyers, email management, searchable knowledgebase applications, and customer service interaction. These markets remain fairly saturated with small companies that compete on price and features. We face significant competition from online interaction solution providers, including SaaS providers such as LivePerson, Art Technology Group, Instant Service, RightNow Technologies and TouchCommerce. We face potential competition from Web analytics and online marketing service providers, such as Omniture. The most significant barriers to entry in this market are knowledge of:

•	Online consumer purchasing habits;

•	Methodologies to efficiently engage customers and consumers;

•	Metrics proving return on investment; and

•	Technology innovation opportunities.

Furthermore, many of our competitors offer a broader range of customer relationship management products and services than we currently offer. We may be disadvantaged and our business may be harmed if companies doing business online choose real-time sales, marketing and customer service solutions from such providers.

We also face potential competition from larger enterprise software companies such as Oracle and SAP. In addition, established technology companies such as Microsoft, Yahoo and Google may leverage their existing relationships and capabilities to offer real-time sales, marketing and customer service applications or consumer services similar to our consumer offerings.

Finally, we compete with clients and potential clients that choose to provide a real-time sales, marketing and customer service solution in-house as well as, to a lesser extent, traditional offline customer service solutions, such as telephone call centers.

We believe that competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. As compared to our company, some of our larger current and potential competitors have:

•	Greater brand recognition;

•	More diversified lines of products and services; and

•	Significantly greater financial, marketing and research and development resources.

Additionally, some competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to:

•	Undertake to make more extensive marketing campaigns;

•	Adopt more aggressive pricing policies and

•	Make more attractive offers to business or individuals to induce them to use their products or services.

Any change in the general market acceptance of the real-time sales, marketing and customer service solution business model or in online, real-time consumer advice services may harm our competitive position. Such changes may allow our competitors additional time to improve their service or product offerings, and would also provide time for new competitors to develop real-time sales, marketing, customer service and Web analytics applications or competitive consumer service offerings and solicit prospective clients within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share.

We are dependent on technology systems and third-party content that are beyond our control.

The success of our services depends in part on our clients’ online services as well as the Internet connections of visitors to websites, both of which are outside of our control. As a result, it may be difficult to identify the source of problems if they occur. In the past, we have experienced problems related to connectivity which has resulted in slower than normal response times to Internet user chat requests and messages and interruptions in service. Our services rely both on the Internet and on our connectivity vendors for data transmission. Therefore, even when connectivity problems are not caused by our services, our clients or Internet users may attribute the problem to us. This could diminish our brand and harm our business, divert the attention of our technical personnel from our product development efforts or cause significant client relations problems.

In addition, we rely in part on third-party service providers and other third parties for Internet connectivity and network infrastructure hosting, security and maintenance. These providers may experience problems that result in slower than normal response times and/or interruptions in service. If we are unable to continue utilizing the third-party services that support our Web hosting and infrastructure or if our services experience interruptions or delays due to third party providers, our business could be harmed.

Our business service also depends on third parties for hardware and software and our consumer services depend on third parties for content, which products and content could contain defects or inaccurate information. Problems arising from our use of such hardware or software or third party content could require us to incur significant costs or divert the attention of our technical or other personnel from our product development efforts or to manage issues related to content. To the extent any such problems require us to replace such hardware or software, we may not be able to do so on acceptable terms, if at all.

Our services are subject to payment-related risks.

For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We rely on third parties to provide payment processing services, including the processing of credit cards, debit cards and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers or facilitate other types of online payments, and our business and operating results could be adversely affected.

Through our consumer-facing platform, we facilitate online transactions between individual service providers who provide online advice and information to consumers. In connection with these services, we accept payments using a variety of methods, such as credit card, debit card and PayPal. These payments are subject to “chargebacks” when consumers dispute payments they have made to us. Chargebacks can occur whether or not services were properly provided. Susceptibility to chargebacks puts a portion of our revenue at risk. We take measures to manage our risk relative to chargebacks and to recoup properly charged fees, however, if we are unable to successfully manage this risk our business and operating results could be adversely affected. As we offer new payment options to our users, we may be subject to additional regulations, compliance requirements, and fraud.

We are also subject to a number of other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our payments services business.

We may be liable if third parties misappropriate personal information belonging to our clients’ Internet users.

We maintain dialogue transcripts of the text-based chats and email interactions between our clients and Internet users and store on our server’s information supplied voluntarily by these Internet users in surveys. We provide this information to our clients to allow them to perform Internet user analyses and monitor the effectiveness of our services. Some of the information we collect may include personal information, such as contact and demographic information. If third parties were able to penetrate our network security or otherwise misappropriate personal information relating to our clients’ Internet users or the text of customer service inquiries, we could be subject to liability. We could be subject to negligence claims or claims for misuse of personal information. These claims could result in litigation, which could have a material adverse effect on our business, results of operations and financial condition. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

The need to physically secure and securely transmit confidential information online has been a significant barrier to electronic commerce and online communications. Any well-publicized compromise of security could deter people from using online services such as the ones we offer, or from using them to conduct transactions, which involve transmitting confidential information. Because our success depends on the general acceptance of our services and electronic commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches.

Our products and services may infringe upon intellectual property rights of third parties and any infringement could require us to incur substantial costs and may distract our management.

We are subject to the risk of claims alleging infringement of third-party proprietary rights. Substantial litigation regarding intellectual property rights exists in the software industry. In the ordinary course of our business, our services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of services in different industry segments overlaps. Some of our competitors in the market for real-time sales, marketing and customer service solutions or other third parties may have filed or may intend to file patent applications covering aspects of their technology. Any claims alleging infringement of third-party intellectual property rights could require us to spend significant amounts in litigation (even if the claim is invalid), distract management from other tasks of operating our business, pay substantial damage awards, prevent us from selling our products, delay delivery of the iTrackr services, develop non-infringing software, technology, business processes, systems or other intellectual property (none of which might be successful), or limit our ability to use the intellectual property that is the subject of any of these claims, unless we enter into license agreements with the third parties (which may be costly, unavailable on commercially reasonable terms, or not available at all). Therefore, such claims could have a material adverse effect on our business, results of operations and financial condition.

Technological or other defects could disrupt or negatively impact our services, which could harm our business and reputation.

We face risks related to the technological capabilities of our services. We expect the number of interactions between our clients’ operators and Internet users over our system to increase significantly as we expand our client base. Our network hardware and software may not be able to accommodate this additional volume. Additionally, we must continually upgrade our software to improve the features and functionality of our services in order to be competitive in our markets. If future versions of our software contain undetected errors, our business could be harmed. If third-party content is flawed, our business could be harmed. As a result of major software upgrades at iTrackr, our client sites have, from time to time, experienced slower than normal response times and interruptions in service. If we experience system failures or degraded response times, our reputation and brand could be harmed. We may also experience technical problems in the process of installing and initiating the iTrackr services on new Web hosting services. These problems, if not remedied, could harm our business.

Our services also depend on complex software which may contain defects, particularly when we introduce new versions onto our servers. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. It is possible that, despite testing by us, defects may occur in the software. These defects could result in:

•	Damage to our reputation;

•	Lost sales;

•	Delays or loss of market acceptance of our products; and

•	Unexpected expenses and diversion of resources to remedy errors.

Our promotion and marketing of our websites may not result in generation of significant revenue which may cause our business to fail.

We believe that successful marketing, development and promotion of our websites are crucial to our success in attracting business. If our marketing and promotion is not successful in developing strong public recognition of our websites, then we may not be able to earn significant revenues and our business may fail.

Unauthorized disclosure of sensitive or confidential client and customer data, whether through breach of our computer systems or otherwise, could expose us to protracted and costly litigation and cause us to lose clients which may result in our going out of business and for you to lose your investment.

We may be required to collect and store sensitive data in connection with our services, including names, addresses, social security numbers, credit card account numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. If any person, including any of our employees, penetrates our network security or otherwise misappropriates sensitive data, we could be subject to liability for breaching contractual confidentiality provisions and/or privacy laws, which would devastate our business, and may result in the loss of your investment.

Competition in the social networking, online marketing and e-commerce industry is intense and our competitors have greater financial resources and development capabilities than we have, and we may not have the resources necessary to successfully compete with them.

Our business plan involves providing consumers with online real-time product and inventory information, retailers with access to targeted consumer demand for their products and marketing firms with targeted content for their campaigns. These business areas are highly competitive. There are numerous companies that compete in these markets, most of whom have greater financial resources and more expertise in this business than we do. Our ability to develop our business will depend on our ability to successfully market our services in this highly competitive environment. We cannot guarantee that we will be able to do so successfully.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our services may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. We may be unsuccessful in responding to technological developments and changing customer needs. In addition, our applications and services offerings may become obsolete due to the adoption of new technologies or standards.

We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products may not be favorably received by our target market.

The loss of our executive officers or directors, could adversely affect our business.

Our success depends largely upon the efforts, abilities, and decision-making of our executive officers and directors. The loss of any of these individual would have an adverse effect on our business prospects. We do not currently maintain “key-man” life insurance and there is no contract in place assuring the services our executive officers and directors for any length of time. In the event that we should lose our sole officer or directors and we are unable to find suitable replacements, we may not be able to develop our business.

Risks Related to Our Common Stock

There will be a substantial number of shares of iTrackr’s common stock available for sale in the future that may be dilutive to its current stockholders and may cause a decrease in the market price of its common stock.

As of March 30, 2010, the Company had 19,827,331 shares of common stock outstanding, 45,000,000 shares of common stock available for future issuance under its 2007 Long-Term Stock Incentive Plan and warrants and options to purchase 7,505,000 shares outstanding. The 19,628,557 shares of common stock outstanding and underlying certain options and warrants registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act.

Future sales or issuances of the Company’s common stock or securities convertible into common stock, the perception such sales or issuances may occur or the availability for sale in the public market of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities at a time and price that we deem appropriate.

iTrackr’s shares of common stock may become subject to the SEC’s penny stock rules and broker-dealers may experience difficulty in completing customer transactions and trading activity in its securities may be adversely affected.

If at any time iTrackr has net tangible assets of $5.0 million or less and its ordinary shares have a market price per share of less than $5.00, transactions in its ordinary shares may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	Make a special written suitability determination for the purchaser;

•	Receive the purchaser’s written agreement to a transaction prior to sale;

•
Provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
Obtain a signed and dated acknowledgement from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If  iTrackr’s shares of common stock become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in its securities may be adversely affected. As a result, the market price of the securities may be depressed, and you may find it more difficult to sell the securities.

iTrackr may be unable to receive a listing of its securities on NASDAQ or another national securities exchange, and this may make it more difficult for its stockholders to sell their securities.

We intend that shares of iTrackr’s common stock will be traded in the over-the-counter market and quoted on the OTCBB. The Company’s common stock and units are not currently eligible for inclusion in The NASDAQ Stock Market. If the Company is unable to receive a listing or approval of trading of securities on NASDAQ or another national securities exchange, then it may be more difficult for stockholders to sell their securities.

Risks Related to this Offering

One stockholder owns a majority of our common stock and may act, or prevent certain types of corporate actions, to the detriment of other stockholders.

John Rizzo owns 5,250,000 common shares and holds options to acquire 2,000,000 options at an average exercise price of $0.325 per share until July 1, 2017, with $389,500 in debt owed to him by iTrackr Systems, Inc. as of March 31, 2010 which has been assumed by the company pursuant to the terms and conditions of the Merger Agreement. Accordingly, Mr. Rizzo beneficially owns approximately 11.5% of our issued and outstanding common stock. Accordingly, Mr. Rizzo may exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

If we issue additional shares of common stock in the future this may result in dilution to our existing stockholders.

On October 26, 2009, we simultaneously completed a 4-1 reverse split of our common stock and amended our articles of incorporation to authorize the issuance of 110,000,000 shares of stock consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our board of directors has the authority to issue additional shares of common stock up to the authorized capital stated in the articles of incorporation. Our board of directors may choose to issue some or all of such shares to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders.

There is currently no market for trading our common stock, and when such a market does develop, the trading price of our common stock may be volatile, with the result that an investor may not be able to sell any shares acquired at a price equal to or greater than the price paid by the investor.

Our common shares are currently not quoted for trading. We intend to file registration statement with the Securities and Exchange Commission and have our common shares quoted on the OTC Bulletin Board. Companies quoted on the OTC Bulletin Board have traditionally experienced extreme price and volume fluctuations. In addition, our stock price may be adversely affected by factors that are unrelated or disproportionate to our operating performance. Market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. In addition, to date, there has been no trading volume for our shares on the over-the-counter markets. As a result of this potential volatility and potential lack of a trading market, an investor may not be able to sell any of our common stock that they acquire that a price equal or greater than the price paid by the investor.

The trading price of iTrackr’s common stock is likely to be volatile, and you might not be able to sell your shares at or above the public offering price.

The trading price of iTrackr’s common stock is likely to be subject to wide fluctuations. Factors, in addition to those outlined elsewhere in this prospectus, that may affect the trading price of the Company’s common stock include:

•	Actual or anticipated variations in the Company’s operating results;

•	Announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by the Company or its competitors;

•	Changes in recommendations by any securities analysts that elect to follow the Company’s common stock;

•	The financial projections the Company may provide to the public, any changes in these projections or its failure to meet these projections;

•	The loss of a key customer;

•	The loss of a key supplier;

•	The loss of key personnel;

•	Lawsuits filed against the Company;

•	Changes in operating performance and stock market valuations of other companies that sell similar products and services;

•	Price and volume fluctuations in the overall stock market;

•	Market conditions in our industry, the industries of our customers and the economy as a whole; and

•	Other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

If securities analysts do not publish research or reports about iTrackr’s business or if they downgrade its stock, the price of its stock could decline.

The research and reports that industry or financial analysts publish about iTrackr or its business will likely have an effect on the trading price of its common stock. If an industry analyst decides not to cover the Company, or if an industry analyst decides to cease covering the Company at some point in the future, the Company could lose visibility in the market, which in turn could cause its stock price to decline. If an industry analyst downgrades iTrackr’s stock, its stock price would likely decline rapidly in response.

The concentration of iTrackr’s capital stock ownership with insiders will likely limit your ability to influence corporate matters.

iTrackr’s insiders, (its executive officers, directors, current five percent or greater stockholders and affiliated entities) together beneficially own approximately 43.4% of our outstanding common stock.  As a result, these stockholders, acting together, will have significant influence over all matters that require approval by the Company’s stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders, including those who purchased shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control that other stockholders may view as beneficial.

The Company does not expect to pay any cash dividends for the foreseeable future.

The Company does not anticipate that it will pay any cash dividends to holders of its common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends in the foreseeable future should not purchase the Company’s common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Form S-1 contains forward-looking statements relating to future events and the future performance of the Company, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intents,” “believes,” or similar language. You should read statements that contain these words carefully because they:

•	Discuss future expectations;

•	Contain information which could impact future results of operations or financial condition; or

•	State other “forward-looking” information.

We believe it is important to communicate our expectations to the iTrackr stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control and which could cause our actual results to differ materially from the information contained in the forward-looking statements contained in this document. The risk factors and cautionary language discussed in this Registration Statement and in our Annual Report on Form 10-K provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by iTrackr in its forward-looking statements, including among other things:

(1)	Our inability to generate sufficient net revenue in the future;

(2)	Our inability to fund our operations and capital expenditures;

(3)	The loss of key personnel;

(4)	Our inability to effectively manage our growth;

(5)	Our inability to generate sufficient cash flows to meet our debt service obligations;

(6)	Competitive conditions in the chat and online support industry;

(7)	Extensive government regulation;

(8)	Changing economic conditions; and

(9)	Our failure to attract and retain qualified personnel.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein attributable to iTrackr or any person acting on iTrackr’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, iTrackr undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this Registration Statement could have a material adverse effect on iTrackr.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts that we have developed from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from our investors, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale or other disposition of the shares of common stock covered by this prospectus. The maximum proceeds the Company could receive upon the exercise of all the warrants with respect to which the underlying shares of common stock have been registered on this Registration Statement is  $770,374.80, which the Company anticipates using as general working capital.

DIVIDEND POLICY

The Company has never declared or paid cash dividends on our common stock. The Company currently expects to retain all future earnings for use in the operation and expansion of our business and does not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of the Company on a consolidated basis for the years ended December 31, 2009 and 2008 and should be read in conjunction with iTrackr’s consolidated financial statements, and the notes to those consolidated financial statements that are included elsewhere in this Prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expression to identify forward-looking statements.

Recent Events
On February 1, 2010, Must Haves, Inc. amended its articles of incorporation with the State of Florida, changing its name to iTrackr Systems, Inc.

On December 10, 2009, Must Haves, Inc., iTrackr Acquisition, Inc. (“Merger Sub”) and iTrackr, Inc., a Florida corporation (“iTrackr”), entered into an Agreement and Plan of Merger (the “Agreement”), which closed January 12, 2010. On the Closing Date, iTrackr was merged with and into Merger Sub, which is the surviving corporation and became a wholly-owned subsidiary of the Registrant.

At the closing of the Merger, subject to and pursuant to the terms and conditions of the Agreement, each outstanding share of Purchaser common stock was converted into one share of common stock of the Registrant. Upon consummation of the Merger, the shareholders of the Purchaser received an aggregate of 17,875,695 shares of Registrant common stock and thus owned 93.5% of Must Have’s common stock. Must Haves also assumed 6,555,000 options and warrants of iTrackr, which are exercisable at prices from $0.01 to $0.40.

In addition, pursuant to the Plan of Merger Agreement, Stella Gostfrand submitted her resignation as an officer and director of the Company, and Michael Uhl, Dave Baesler and John Rizzo were appointed to serve as members of the board of directors of the Company, all of which will be effective following the expiration of the ten day period following the mailing of the information statement required by Rule 14f-1 under the Exchange Act. Upon the consummation of the Reverse Merger, Ramesh Anand was appointed to serve as Chief Operating of the Company, and Mr. Rizzo was appointed to serve as Chief Executive Officer and Chief Financial Officer of the Company.

Overview

iTrackr Systems, Inc. (“iTrackr”, the “Company”, “we”, “us” or “our”) was formed in May 2006 to develop, market and commercialize a product and inventory search application through a social networking site designed to leverage the best of Internet and Mobile technologies. We have taken the best of several burgeoning markets, including eCommerce, social networking and mobile content, and developed what we believe is a powerful platform that drives value to consumers, retailers and advertising and marketing firms.

iTrackr Systems intends to introduce and commercialize Internet and Mobile social merchandizing technology platforms to retailers and consumers. “Social merchandizing” applies the variety of traditional marketing practices to promote products and services to a community of individuals via social networking technologies. iTrackr is similar to MySpace and Facebook; however, our members’ interests are not in diary or event blogging, but in the timely location of products and services which can be acquired and consumed on a local level.

iTrackr Systems’ technology enables consumers to search and track merchandise, letting the consumer know which retail locations in a local zip code are stocking the queried merchandise, as well as the comparative prices. In addition, if the item is not in stock, the consumer can request that iTrackr Systems notify them via mobile text message or email when the item is delivered to a local retailer and where that retailer is located.

In 2009, iTrackr purchased online customers support software technology from Chatstat for approximately $95,000. iTrackr has subsequently launched its customer support chat software (“ChatTrackr”) which facilitates real-time customer support and expert advice, and paid transactions.

iTrackr generates revenues primarily through the licensing of its ChatTrackr to two customers, Respond Q and Saveology. These customers use our application service provider (“ASP”) system, outsourcing our chat applications for a monthly fee-per-agent, or license fee and in certain cases, an annual enterprise fee.

In addition, we offer customers a hosted ChatTrackr solution, enabling them to download our software on their website, where agents download a fee-based desktop application, while we manage the service on our network for an additional fee. Examples of websites we manage include www.buycomcast.com and www.buytimewarner.com. We also bill customers for maintenance and upgrades to our service.

Our plans to grow our customer support business is to position ChatTrackr as a sales tool for online retailers, increasing fees through customer additions, traffic and through the number of agents using ChatTrackr. We intend to expand our product search business by offering this service to existing ChatTrackr customers as a means of driving further traffic to their own websites and transactional volume. Our target markets include all ecommerce businesses, financial services, healthcare and automotive.

Our primary sources of operating funds have been historically through the issuance of debt and equity. For the year ended December 31, 2009, we raised $333,312 in debt.  To finance our growth strategy, we may continue to actively pursue additional funds through equity financing, including the sale of additional shares of common and preferred stock, asset sales, accelerated payments of maintenance and management fees, debt financing, or a combination thereof.

At December 31, 2009, iTrackr Systems had assets of $108,364. For the fiscal quarter ended December 31, 2009 the Company had revenue of $5,826, and net losses of $192,889. iTrackr has incurred losses since inception and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability. At December 31, 2009, the Company had approximately $3,223of unrestricted cash on hand and assuming there is no change in sales and expense trends experienced since the fourth quarter of fiscal 2009, the Company believes that its cash on hand is insufficient to continue operations.  The Company currently needs approximately $130,000 to $160,000 per quarter to maintain and expand our sales and operations.  Thus, the Company will need approximately $520,000 to $640,000 to continue through December 31, 2010.

Impact of Inflation

General inflation in the economy has driven the operating expenses of many businesses higher, and, accordingly we have experienced increased salaries and higher prices for supplies, goods and services. We continuously seek methods of reducing costs and streamlining operations while maximizing efficiency through improved internal operating procedures and controls. While we are subject to inflation as described above, our management believes that inflation currently does not have a material effect on our operating results. However, inflation may become a factor in the future.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported. Note A of Notes to Financial Statements describes the significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes:

•	We are required to make assumptions about matters that are highly uncertain at the time of the estimate; and

•	Different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations.

In preparing our financial statements to conform to accounting principles generally accepted in the United States, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. These estimates include useful lives for fixed assets for depreciation calculations and assumptions for valuing options and warrants. Actual results could differ from these estimates.

Long-lived Assets

Long-lived assets, comprised of equipment, and identifiable intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that may cause an impairment review include significant changes in technology that make current computer-related assets that we use in our operations obsolete or less useful and significant changes in the way we use these assets in our operations. When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows are less than the carrying value of the asset, we calculate an impairment loss. The impairment loss calculation compares the carrying value of the asset to the asset’s estimated fair value, which may be based on estimated future cash flows (discounted and with interest charges). We recognize an impairment loss if the amount of the asset’s carrying value exceeds the asset’s estimated fair value. If we recognize an impairment loss, the adjusted carrying amount of the asset becomes its new cost basis. The new cost basis will be depreciated (amortized) over the remaining useful life of that asset. Using the impairment evaluation methodology described herein, there have been no long-lived asset impairment charges for each of the last two years.

Our impairment loss calculations contain uncertainties because they require management to make assumptions and to apply judgment to estimate future cash flows and asset fair values, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

We have not made any material changes in our impairment loss assessment methodology during the past two fiscal years. We do not believe there is a reasonable likelihood that there will be a material change in the estimates or assumptions we use to calculate long-lived asset impairment losses. However, if actual results are not consistent with our estimates and assumptions used in estimating future cash flows and asset fair values, we may be exposed to losses that could be material.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current period and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

When accounting for Uncertainty in Income Taxes, first, the tax position is evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company underwent a change of control for income tax purposes on October 8, 2003 according to Section 381 of the Internal Revenue Code. The Company’s utilization of U.S. Federal net operating losses will be limited in accordance to Section 381 rules. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

RESULTS OF OPERATIONS

The following table sets forth information from our statements of operations for the fiscal years ended December 31, 2009 and 2008.

Years Ended December 31, 2009 and 2008

Revenues for the year ended December 31, 2009 were $7,493 representing a 70% increase from revenues of $4,419 for the year ended December 31, 2008.  The increase in revenue is primarily due to the purchase of ChatStat and resulting sales of live chat software which began in our fourth quarter of 2009.

Total operating expenses for the year ended December 31, 2009 were $610,973 or 52% lower compared to $1,274,718 for the year ended December 31, 2008.  The $663,745 decrease in operating expenses is the result of cost cutting measures and was primarily due to a $483,523 decrease in personnel and professional fees and a $175,267 decrease in stock compensation expense.

Total other income and expense was expense of $253,462 for the year ended December 31, 2009 compared to $58,574 for the year ended December 31, 2008.  The $194,888, increase was due to an increase of $31,888 in interest expense as our debt balance in 2009 increased compared to 2008, $25,000 accrued for the settlement of a legal claim by a former consultant and $138,000 write-off of a worthless investment.

 Our net loss was $856,942 for the year ended December 31, 2009, compared to a loss of $1,328,873 for the year ended December 31, 2008.  The 471,931 or 36% improvement in 2009 compared to 2008 was primarily due to our cost cutting measures which reduced operating expenses $663,745 offset by increases in other expenses of $194,888.

Liquidity and Capital Resources

From inception to December 31, 2009, we have incurred an accumulated deficit of $3,024,954.  This loss has been incurred through a combination of professional fees and expenses supporting our plans to develop our website and brand our services as well as continued operating losses.  Since inception, we have financed our operations primarily through debt and equity financing.   During the year ended December 31, 2009 we had a net decrease in cash of $179,921.  Total cash resources as of December 31, 2009 was $3,223 compared with $183,144 at December 31, 2008.

Our available working capital and capital requirements will depend upon numerous factors, including the sale of live chat services, the timing and cost of expanding into new markets, the cost of developing competitive technologies, the resources that we devote to developing new products and commercializing capabilities, the status of our competitors, our ability to establish collaborative arrangements with other organizations, and our ability to attract and retain key employees.

Net cash used by operating activities was $414,379 for the period ended December 31, 2009 as compared to $794,550 for the period ended December 31, 2008.

Net cash used by investing activities was $98,854 for the period ended December 31, 2009 as compared to $5,485 for the period ended December 31, 2008.

Net cash provided by financing activities was $333,312 for the period ended December 31, 2009 as compared to $883,000 for the year ended December 31, 2008.

Cash Requirements and Need for Additional Funds

We believe that approximately $520,000 to $640,000 will be required to cover our operating expenses for the next 12 months. In addition to covering our operating expenses, we may require additional cash resources due to changing business conditions or other future developments, including any acquisitions we may decide to pursue.  We may, if necessary, conduct a private placement or public offering of our stock to raise capital.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As of December 31, 2009, under the direction of the Chief Executive Officer and Chief Financial Officer, the Company evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rule 13a — 15(e) under the Securities Exchange Act of 1934, as amended. Based on the evaluation, it was concluded that the Company’s disclosure controls and procedures are effective at a reasonable assurance level and are designed to ensure that the information required to be disclosed in SEC reports is recorded, processed, summarized and reported within the time period specified by the SEC’s rules and forms, and is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Limitations on the Effectiveness of Controls and Other Matters

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls may be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, a control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Notwithstanding the foregoing limitations on the effectiveness of controls, the Company has nonetheless reached the conclusions set forth above on the Company’s disclosure controls and procedures and its internal control over financial reporting.

The Company assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009.  In making this assessment, management used the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on the assessment, management believes that, as of December 31, 2009, the Company’s internal control over financial reporting was effective.

BUSINESS

Overview

iTrackr was formed in May 2006 to develop, market and commercialize a product and inventory search application through a social networking site designed to leverage the best of Internet and Mobile technologies. We have taken the best of several burgeoning markets, including eCommerce, social networking and mobile content, and developed what we believe is a powerful platform that drives value to consumers, retailers and advertising and marketing firms.

iTrackr intends to introduce Internet and Mobile social merchandizing technology platforms. Social merchandizing applies the variety of traditional marketing practices to promote products and services to a community of individuals via social networking technologies. iTrackr is similar to MySpace and Facebook; however, our members’ interests are not in diary or event blogging, but in the timely location of products and services which can be acquired and consumed on a local level.

iTrackr enables consumers to search and track merchandise, letting the consumer know which retail locations in a local zip code are stocking the queried merchandise, as well as the comparative prices. In addition, if the item is not in stock, the consumer can request that iTrackr notify them via mobile text message or email when the item is delivered to a local retailer and where that retailer is located.

In 2009, iTrackr purchased online customers support software technology from Chatstat for approximately $95,000. iTrackr has launched its customer support chat software which facilitates real-time customer support and expert advice, and paid transactions.

Products and Services

The iTrackr community brand has created one of the first mobile shopping communities which is fully integrated with the online and mobile world. Our community bridges cyberspace and the mobile space with the real world for the benefit of our users, retailers and merchants. iTrackr is recognized nationally for locating hard to find products and major media organizations such as U.S. News and World Report, The Wall Street Journal and CNET have consulted with us for reference retail statistics.

Our current product line consists of our online Chat customer support application, “TrackiT!”, “PriceiT!”, Groups, Calendar and status update messaging for mobile and Internet.

Customer Support and Chat Software

Bridging the gap between visitor traffic and successful business outcomes, our business solutions deliver measurable return on investment by enabling clients to:

•	Increase conversion rates and reduce abandonment by selectively engaging website visitors;

•	Accelerate the sales cycle, drive repeat business and increase average order values;
•	Increase customer satisfaction, retention and loyalty while reducing service costs;
•	Harness the knowledge of subject-matter experts by allowing consumers to engage with major online brands ;
•	Refine and improve performance by understanding which initiatives deliver the highest rate; and
•	Lower operating costs in the call center by deflecting costly phone and email interactions.

TrackiT, PriceiT and iTrackr Community Applications

These products are based on a “pull/push” model where the consumers tell us what products they are interested in via the Retail “TrackiT!” button and iTrackr pulls the information from the retailers’ inventory and pushes it to the consumer. The consumer establishes their messaging preferences of site only, mobile text messaging and/or email. The main product is the “TrackiT!” function which allows consumers to search local stores’ inventory for products like the Wii Console, Guitar Hero video game as well as a host of other products.

Our products are focused on creating value by and to the consumer, the retailer and the marketing firm. The success of our business is predicated on our ability to effectively achieve and maximize value on each of these fronts.

Our business and technology was created first and foremost with the individual consumer, and the consumer’s “interests” in mind. More than ever, consumers are challenged with issues of time and convenience in fulfilling their purchases. This factor has been one of the primary catalysts for the growth of online shopping which addresses both of these constraints directly. But the fact is, that online commerce remains less than 10% of total retail, and is forecast to only reach about 13.4% of total retail by 2011. Tracking and utilizing the expressed interests of our users allows us to maintain our relevance to the consumer and to provide information that keeps them engaged with our Community.

The vast majority of consumers are committed to fulfilling their shopping purchases at brick-and-mortar locations. This creates another significant inconvenience, or “pain”, for the consumer – namely, the need to find the product they are looking for in stock and in their area now. We believe that the best solution, or resolution, for the consumer’s need is to help them mitigate and eliminate altogether the hassle of locating stores that have the products they want in stock and to provide them with an opportunity to secure that in-stock product with an immediate purchase. We leverage the power and ubiquitous nature of the Internet and mobile marketplace to provide this intelligence to the consumer in an on-demand, real-time capability. After all, while less than 10% of consumers will execute a purchase online, almost 90% of them are researching online. We simplify the process in a turnkey fashion and with immediate resolution.

The value proposition that we offer to the retailer is equally compelling. We drive purchases to the retailer. Our presence and content will greatly influence where our users fulfill their transactions. Our powerful e-commerce driven, social networking platform cost-effectively pushes consumers that are ready to purchase to retail locations. Retailer’s can market incentives and promotions on a local and even store-by-store basis to our consumers. That is the essence of social merchandising. iTrackr can provide layers of intelligence to retailers that can be parsed all-the-way down to the zip-code layer. The implications to the retailer range well beyond target marketing and extend directly to inventory management, fulfillment and settlement in the consumer supply chain.

Substantiating “return-on-investment remains the biggest challenge for marketing firms catering to online advertisers. Much of the problem online advertiser’s face is related to the measurement tools currently available and the data which is ultimately produced from those tools. Additionally, it is also difficult to determine the quality of placement and the impact of advertising amongst the online audience at a particular destination. The vast majority of advertising dollars being spent is concentrated on a surprisingly few online destinations.

The primary advantage that we offer marketing firms is the assurance that the ads and promotional campaigns launched within the iTrackr Community are both highly targeted and are being sought by the confirmed consumers that are at our site first and foremost for retail interests. This is a significant advantage and a key differentiator from other platforms. We believe that marketing firms can more effectively demonstrate ROI to their clients on our platform, and we can provide them with the statistics to prove it.

We are working with our commercial partners to provide inventory and service tracking functions within the branded image of their existing online presence. This is the fundamental building block of social merchandising. From these services, our Retail partners will extend product and service fulfillment messaging with derivative sales offerings, associated mobile advertising and mobile couponing. iTrackr subscribers will benefit from brand affinity offerings through our Retailers’ partners.

Transaction Fulfillment

Consumers can complete the process of searching for products and services by securing them with a “BuyiT!” purchase when they locate what they want. Goods and services can be secured when they become available, and the consumer will know that their products will be waiting for them when they go to pick them up.

Group Messaging

Consumers can communicate or forward received messages to any of their groups, regardless of which devices they are using, where each member receives messages according to their individual profiles and permissions that they have established. Retailers can leverage this group messaging functionality to push special offers and incentives to relevant groups, notifying them of brick-and-mortar locations where they can locate products and take advantage of special offers.

MyiTrackr Dashboard

When a community member signs in, their home page is also their personal dashboard. Whether from the web or from the mobile device, the MyiTrackr Personal Dashboard is the interface to the world of iTrackr services. From a user’s personal dashboard they can personalize and configure their view of the iTrackr community. From here they can set up their communications settings, their group affiliations and their personal preferences. Community members can research subscriber submitted opinions of products and services, or they may wish to submit reviews of their own. The MyiTrackr Personal Dashboard is the member’s one-stop for personalization of the iTrackr Community experience.

iTrackr Trackit Reports

iTrackr’s TrackiT Reports provide commercial subscribers with invaluable data provided by the iTrackr consumer. We have unique insight into the purchasing trends of groups of consumers by product. When a community member stops tracking a product, we glean specific information about the retail experience, and while we never release specific user information, we can aggregate very specific information about consumer behavior. As our membership grows many consumer trends can be noted and quantified. iTrackr TrackiT Reports are the only place where that data can be found.

Business Strategy

iTrackr Technologies has built a community-driven website at www.itrackr.com where consumers can create user-generated content focused on feedback and recommendations about popular products. What is truly unique about our website is that the users all have something in common; they are confirmed consumers. They have found www.itrackr.com because they are looking for one item or another in their local shopping area for immediate purchase. Since our initial launch, in December 2006, we increased our membership 170,000 subscribers solely through viral, word-of-mouth marketing.

In addition to our web presence we are working with retailers to extend iTrackr’s fulfillment tracking applications to their branded web sites. Our mobile suite of applications are also extensible with our commercial partners’ look and feel, giving them an iTrackr enabled mobile presence under their existing corporate brand. We will augment our offering with transaction settlement capabilities to complement our existing capabilities and provide our partners with a complete fulfillment solution.

Our initial objective is to reach critical mass as quickly as possible in order to establish the iTrackr Community as viable and attractive to marketing firms and online and mobile advertisers. We will achieve critical mass when revenue from our Community presence approaches our current cost of operations. We intend to leverage our suite of applications over wired and mobile devices in order to achieve the broadest possible uptake and the greatest potential market penetration.

We have employed a “freemium” model to maximize consumer uptake for our social shopping tools. In other words, we offer product tracking and notification, as well as the consumer social network capabilities to our users and members without a charge. We believe this will provide us with the most efficient path to establishing critical mass and validation of our offering.

We believe that our user base will be driven by the content that we propagate to our iTrackr database, the number of consumers that will employ mobile data applications, and more generally mirror the broader online consumer demographic. Our strategy is to populate our database initially with the most sought after, or the “hottest” consumer products, demand for which is generated by the community members themselves. This category of products is, by nature, more difficult to locate in-store due to the fact that demand is higher. These will be the products which will highlight the value of our offering to the consumer, and create the largest viral “buzz” amongst all consumers. Around the holidays, these hot items are typically new releases of consumer electronics, games and communications devices, but can be any consumer good or service for which supply is constrained regionally or nationally.

Over time, other factors will contribute to the products available for tracking on our network, including consumer user-generation of product tracking requests as well as our development of partnerships and affiliation with retail and marketing firms.

With more than a quarter of online consumers submitting a rating or review of a product or service contributing to a discussion board, an increasing number of brands are beginning to use user generated content to engage with customers, while social networking sites that employ UCGP are demonstrating growth in site traffic and membership numbers.

We have developed the iTrackr platform to scale on a distributed basis, where consumers have the capability to add products for tracking, as well as for reviews and commentary to propagate within our community. We are seeking to maximize the relevance of the tracking services, while increasing the likelihood of longer and more frequent site visits. This increases the attractiveness of our site as a merchandising destination for online advertisers and marketing firms.

Our plan for 2010 is to grow by promoting our mobile networking tools and retail search capabilities to community and affinity groups that will benefit the most from mobile social networking. These groups include retailers, students, affinity groups and mobile device manufacturers. By soliciting participation from retail sponsors, we will provide free services to our target communities.

Viral Promotion Strategy

iTrackr has been lauded on websites and in the media with no direct marketing expenditures or outlays on our behalf. For example, U.S. News & World Report mentioned the iTrackr service on December 6, 2007, within the context of “Tracking the Elusive Wii”. Almost immediately after we made our application available on the world wide web, mention of our service and positive reviews appeared on Google searches for the term iTrackr. We will continue to promote our community virally, and will expand our blog presence for the foreseeable future.

Consumer Reach Strategy

Today most consumers utilizing iTrackr do so for products that can be found and purchased at their local store. Our new product offerings will allow consumers to form private communities and to exchange group messages or discuss things within groups of their making. By offering these features, we extend the consumers ability to seek fulfillment for services as well as goods. These services include event ticketing such as movie tickets, concerts or sporting events, and they will also include packages combining events with merchandise and entertainment. iTrackr’s messaging and community products will offer consumer’s the ability to organize the events in a one step process including the purchase of the service via the Internet. This can occur from any Internet or mobile device.

Retailer Promotion Strategy

We intend to solicit commercial participation from big box consumer electronics and pharmaceutical retailers, but our service is not limited to any particular set of retail categories. Consider the following examples:

Pharmaceutical Retailer: we provide the retailer with the ability to notify customers via text message or email that their prescription has been filled and is available for pickup. With these highly-qualified messages, we can extend the retailers the ability to offer special coupons or exclusive promotional opportunities. By combining our service with an exclusive marketing opportunity, we will drive derivative sales from the subsequent store visit by the consumer.

Electronic Retailer: our utilities give retailers the ability to notify their customers that a product at a particular location has become available, and iTrackr will facilitate the transaction. In addition, the retailer can drive additional sales by offering additional incentives or bundles when the customer visits the store to purchase the originally tracked item. We have identified several major retailers with whom we have engaged or intend to engage. These include Best Buy, Target, Radio Shack, Circuit City and Costco. Additionally, other retail areas will be pursued as commercial adoption grows. These secondary retailers include book stores such as Barnes & Noble and manufacturing retailers such as Apple.

Mobile Supply Chain Distribution

Making iTrackr an integral part of the mobile technology supply chain is one of our ultimate, long-term goals. Strategically placing the iTrackr Community button on mobile devices gives us one of the strongest opportunities to extend our community brand. Placement on the deck of PDA’s and cell phones will give us a true advantage in the marketplace. Developing relationships with manufacturers and service providers will allow us to pursue this goal, and having service providers as commercial partners will only further strengthen our offerings to potential subscribers. Even one partner in this arena greatly expands our reach and brand presence to a broad consumer group. Those consumers will drive new communities to the iTrackr offering and further expand mobile social networking in today’s wireless world.

Our Industry

Chat and Online Customer Support

Despite the current state of the U.S. economy, online sales are still strong. In a February 2009 forecast, Forrester Research, Inc. projected that online sales will increase by 11% in 2009, reaching $156 billion by year’s end, and that affluent shoppers (defined as consumers with household incomes of at least $75,000 per year), who account for more than half of online retail spending, will continue to shift a significant portion of their purchases to the Web channel.

We believe that the online channel presents expansion opportunities for many industries, and that the increased e-commerce revenue that results from this expansion may outweigh the decrease that stems from consumers who will curtail their overall spending in 2009. To survive in this competitive environment, e-businesses must differentiate their service, quality and overall experience to gain customer loyalty.

Forrester also forecasts online banking adoption will continue its upward trajectory. According to Forrester’s figures, by 2011 the number of U.S. consumers who bank online will grow by 55%, representing 76% of online households.

Online advertising continues to grow, with search engine-based marketing leading the way. We believe the shift from television, print, radio and other traditional media may accelerate in a recessionary environment largely because Web-based media is more measurable, interactive, targeted and relevant. eMarketer, in an article published in December 2008, predicts that search engine-based marketing will grow 15% to $12 billion in 2009, while overall online advertising will grow 9% to $26 billion. This compares to the total U.S. advertising market for 2009, which Barclays Capital Media predicts will decline by 10% to $251 billion.

The unrivaled convenience, accessibility and selection of the Web have established the channel as a mass consumer medium. Because the Internet is a ubiquitous influence in our day-to-day lives, consumer expectations and demands continue to rise.

By supplying online engagement tools that facilitate real-time assistance and personalized advice, iTrackr enables businesses and individual service providers to connect with their target audience, as well as provide personalized customer assistance to high-value customers. Creating more relevant, compelling and personalized online experiences, our platform helps e-business organizations meet the needs of demanding consumers while reinforcing their brand promise.

Social Networking

Social technologies continue to grow substantially in 2009. Forrester Research reports that now more than four in five US online adults use social media at least once a month, and half participate in social networks like Facebook, which estimates to have 300 million active users, of whom half log in on any given day, and of which more than 65 million users access through mobile devices.

By the year 2013, 43% of global mobile internet users (607.5 million people worldwide) will be accessing social networks from their mobile devices, according to eMarketer, which characterizes mobile and social as still-emerging channels that are each helping drive the adoption of the other. In the US, mobile social networkers will total 56.2 million by 2013, and will account for nearly half (45%) of the mobile internet user population.

Social networking has dramatically reshaped the Internet landscape and is now generating more than $1 billion annually. Industry giants such as Microsoft and Google continue to court these social networking sites with the intention toward establishing the mechanism for monetizing advertising content.

Mobile data services (e.g. text messaging, ringtones, wallpaper) have become a hundred billion dollar business worldwide. ABI Research estimates that between 2008 and 2014, the total market for mobile messaging will grow at a CAGR of nearly 8 percent, increasing from $132 billion in 2008 to $208 billion by 2014.

According to a recent CTIA survey, text messaging continues to be enormously popular, with more than one trillion text messages carried on carriers’ networks in 2008—breaking down to more than 3.5 billion messages per day. That’s almost triple the number from 2007, when 363 billion text messages were transmitted. Wireless subscribers are also sending more pictures and other multi-media messages with their mobile devices, with 15 billion MMS messages reported for 2008, up from 6 billion the year before.

Government Regulation

There are an increasing number of laws and regulations pertaining to the Internet and e-commerce over the Internet. Other laws or regulations may be adopted with respect to online content regulation, user privacy, pricing, restrictions on email solicitations, taxation and quality of products and services. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our service, increase our cost of doing business or otherwise have a material adverse effect on our prospects and revenues.

Competition

Chat and Online Customer Support

The markets for online engagement technology and online consumer services are intensely competitive and characterized by aggressive marketing, evolving industry standards, rapid technology developments, and frequent new product introductions.

Our business solutions compete directly with companies focused on technology that facilitate real-time sales, email management, searchable knowledgebase applications and customer service interaction. These markets remain fairly saturated with small companies that compete on price and features. iTrackr faces competition from online interaction solution providers, including software-as-a-service (SaaS) providers such as LivePerson, Art Technology Group, Instant Service, RightNow Technologies and TouchCommerce. We face potential competition from Web analytics and online marketing service providers, such as Omniture. The most significant barriers to entry in this market are knowledge of:

•	Online consumer purchasing habits;

•	Methodologies to correctly engage customers;

•	Metrics proving return on investment; and

•	Technology innovation opportunities.

iTrackr also faces potential competition from larger enterprise software companies such as Oracle and SAP. In addition, established technology and/or consumer-oriented companies such as Microsoft, Yahoo and Google may leverage their existing relationships and capabilities to offer online engagement solutions that facilitate real-time assistance and live advice.

Finally, iTrackr competes with in-house online engagement solutions, as well as, to a lesser extent, traditional offline customer service solutions, such as telephone call centers.

iTrackr believes that competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. Compared to iTrackr, some of our larger current and potential competitors have:

•	Stronger brand recognition;

•	A wider range of products and services; and

•	Greater financial, marketing and research and development resources.

Additionally, some competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies, enabling them to:

•	Undertake more extensive marketing campaigns;

•	Adopt more aggressive pricing policies; and

•	Make more attractive offers to businesses to induce them to use their products or services.

Social Networking and Online Retail Search

While our business concept is unique, our revenue streams come from intensely competitive markets. Our users can find, buy, sell and pay for similar items and services through a variety of competing channels. These include, but are not limited to, online and offline retailers, distributors, liquidators, import and export companies, catalog and mail-order companies, classifieds, directories, search engines, products of search engines, virtually all online and offline commerce participants (consumer-to-consumer, business-to-consumer and business-to-business), online and offline shopping channels and networks. As our product offerings continue to broaden into new categories of items and new commerce formats, we expect our competition to continue to broaden to include other online and offline channels for those new offerings.

Whether it is driving product sales to traditional businesses or providing targeted marketing opportunities for derivative sales to a retailer’s consumer, iTrackr is in the business of social merchandizing. Other social networking ventures, such as MySpace and Facebook have seen tremendous growth over the last four years in terms of the user community. Facebook has garnered 200 million users worldwide and My Space reportedly has more than 100 million users. These numbers are impressive for building social networking destinations, but the business behind these offerings still relies on revenue primarily derived from online advertising. Facebook has reported to investors that it could generate revenues as high as $500 million in 2009, after generating between $280 and $300 million in 2008. iTrackr competes with these, and other larger and more established social networking sites for users, but we believe we are well positioned to excel at per subscriber revenue generation given our multi-channel approach to revenue generation. The major difference between iTrackr and sites like Facebook or MySpace is that they offer blogs and pictures, and we focus on consumers and merchandising.

Other competitors include social shopping sites. Hearst Corporation acquired Kaboodle for an estimated $40 million. Kaboodle is one of the new social shopping sites started in the last few years. They had managed to grow their site to 2.2 million unique visitors by June 2007, prior to being purchased. Several social shopping sites focus on a specific community segment. Stylehive is vying to become a destination for women’s fashion. Crowdstorm is focusing exclusively on online shopping. All of these sites are looking to establish a niche community with retail extensions. Very few offerings have direct queries of existing retailers, and none have in-stock checking or sell through capabilities with existing retailers. iTrackr does complete point-of-sale transactions, and provides sell through capabilities to our commercial partners.

A key differentiator of our offering is our focus on mobile social networking and merchandizing. Most mobile offerings only tie into existing sites like MySpace. An example of this is the mobile offering from Earthlink and SK Telecom called Helio. This is a premium service requiring a specific device and running as much as $135 per month. While Helio is going after the premium content consumer, the remainder of the mobile marketplace is unserved. iTrackr will change that with our mobile community. A wide variety of mobile devices work with our community utilities, and the service does not come with a premium price tag.

We are a commerce facilitator. With other eCommerce sites, when you buy a product, you have to wait for fulfillment which often takes weeks. Our service is designed for consumers that want products today. Our consumers want to know where they can find a product, if it is available and what is the best price for the product. This is our service offering, and this is what both differentiates us from eCommerce stores and what enables us to serve as a partner to brick and mortar retailers.

Another key differentiator of our service from others, is that we proactively notify consumers when products or services that they are looking for become available and from where. We are not a retailer, so we do not compete directly with other retailers. Rather, we support them. iTrackr identifies groups of people who are looking for a product or service, and we provide opportunities for our commercial partners to fulfill their need. We identify further opportunities for retailers to take advantage of derivative sales opportunities when the right mix of consumer interest, product availability and pending purchase come together.

Research and Development Activities

We are a technology company, and approximately 45% of our costs are related to research and development. We anticipate that research and development costs will continue to be a material component of our overall business expenditures for the foreseeable future.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Some of our products are also designed to include software or other intellectual property licensed from third parties.  While it may be necessary in the future to seek or renew licenses relating to various aspects of our products and business methods, based on past experience and industry practice we believe that such licenses generally could be obtained on commercially reasonable terms.  However, there is no guarantee that such licenses could be obtained at all.  Because of technological changes in the portable electronics industry, current extensive patent coverage and the rapid rate of issuance of new patents, it is possible certain components of our products may unknowingly infringe existing patents or intellectual property rights of others.

Employees

At March 31, 2010 we had 2 full-time employees.  There are no collective bargaining contracts covering any of our employees.  We believe our relationship with our employees is satisfactory.

Facilities

The following table summarizes the location of real properties leased by us. We entered into a lease agreement with Regus in February 2009, where the initial term was for a three month period through April 2009. According to the terms of the lease agreement, the lease extends automatically for successive periods equal to the initial term but no less than 3 months (or such other renewal term that has been agreed between Regus and us) until brought to an end by us or Regus.

Our lease is for a property located at 433 Plaza Road, Ste 275, Boca Raton Florida for a fee of $800 per month.

We believe our facilities are currently suitable and adequate for our current needs.

MANAGEMENT

Upon the closing of the merger, the following individuals were named to our board of directors and executive management:

Name	Age	Position	Term
John Rizzo	48	Chairman of the Board and Chief Executive Officer	January 12, 2010 thru Present
Ramesh Anand	46	Chief Operating Officer	January 12, 2009 thru Present
Dave Baesler	63	Director	January 12, 2009 thru Present
Michael Uhl	47	Director	January 12, 2009 thru Present

Ramesh Anand has served as iTrackr’s interim CEO since January, 2010. Mr. Anand currently also serves as VP of Global Sales and Marketing for Advanced Contact Solutions, since April, 2009. Prior to that, Mr. Anand served as Head of Sales, North America for HTMT Global Solutions, Ltd for the period of 2006 through 2008, and as Head of Sales of Hero ITES from 2005 through 2006. He has also served as VP Sales and Business Development at IBM Daksh Business Process Services, Director of Global Outsourcing of Ocwen Financial Corporation, and Founded Global E-Connect. Mr. Anand has a Master of Management Studies from Birla Institute of Technology and Science.

Michael Uhl was first elected to the Board of Directors in March, 2007. Mr. Uhl is regional VP of HelmsBriscoe. He previously served as Executive VP of Sales and Marketing at Caesar’s Entertainment, wherein he directed convention and travel industry sales for Bally’s Paris, Flamingo, Caesar’s Palace and the Las Vegas Hilton. Mr. Uhl has also held Director of Sales positions with Walt Disney World Swan & Dolphin and New York Hilton & Towers. Mr. Uhl holds a BBA from Hofstra University.

David Baesler was first elected to the Board of Directors in November, 2007. Mr. Baesler is VP of Sales for the Wireless Division of Kyocera Sanyo. In addition to Kyocera Sanyo, Mr. Baesler has held executive positions at several leading consumer electronics companies, including Executive VP of Brother International; Group VP of Toshiba North America’s Consumer Products Division; Senior VP of Pioneer Corporation’s Video Division; and VP of Sales for Pioneer Electronics. Mr. Baesler served as an officer in the US Army and holds a degree in mathematics and economics from North Dakota State University.

John Rizzo is the founder of iTrackr. Mr. Rizzo has more than a decade experience in the capital markets as well as maintaining key roles with start-up and early stage businesses. He has been integral in the completion of several successful transactions, including sale of a business to MasterCard and in Siebel Systems’ 1996 Initial Public Offering.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

The Board of Directors and Committees

Board Composition

iTrackr did not pay any director compensation during the fiscal year ended December 31, 2009. The Company may begin to compensate its directors at some time in the future.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company’s securities with the SEC on Forms 3, 4 and 5. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners holding greater than ten percent of the Company’s Common Stock have been complied with during the period ended December 31, 2009.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of ethics, which applies to all our directors, officers and employees. Our code of ethics is intended to comply with the requirements of Item 406 of Regulation S-K.  A copy of our code of ethics will be posted on our corporate website at www.shenyangkeji.com.  We will provide our code of ethics in print without charge to any stockholder who makes a written request to:  Secretary, iTrackr Systems, Inc., 475 Plaza Real, Suite 275, Boca Raton, FL 33432. Any waivers of the application and any amendments to our code of ethics must be made by our board of directors. Any waivers of, and any amendments to, our code of ethics will be disclosed promptly on our corporate website.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The primary goals of iTrackr’s board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation.

To achieve these goals, the Board of Directors recommends executive compensation packages to that are generally based on a mix of salary, discretionary bonus and equity awards. Although the Board of Directors has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, the Company intends to implement and maintain compensation plans that tie a substantial portion of its executives’ overall compensation to achievement of corporate goals and value-creating milestones such as the development of the Company’s products, the establishment and maintenance of key strategic relationships, reaching sales and marketing targets and the growth of its customer base as well as its financial and operational performance, as measured by metrics such as revenues and profitability.

The Board of Directors performs reviews based on surveys of executive compensation paid by peer companies in the customer support and Internet services industry, as well as reviews other industries of similar age and size, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

Elements of Compensation

The Board of Directors evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the industry and are competitive and further the Company’s objectives of motivating achievement of its short- and long-term financial performance goals and strategic objectives, rewarding superior performance and aligning the interests of its executives and shareholders. The compensation received by the Company’s executive officers consists of the following elements:

•	Base salary;

•	Discretionary annual bonus;

•	Equity-based long-term incentives, including stock appreciation rights and performance-based restricted stock; and

•	Options.

Base Salary

General Considerations

Base salaries for the Company’s executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the fractional aircraft industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Incentive Compensation

Discretionary Annual Bonus

In addition to base salaries, the Board of Directors has the authority to award discretionary annual bonuses to the Company’s executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the committee believes to be value-creating milestones.

Summary Compensation Table for Fiscal Years 2009 and 2008

The following table provides certain information for the fiscal years ended December 31, 2009 and 2008 concerning compensation earned for services rendered in all capacities by our named executive officers during the fiscal years ended December 31, 2009 and 2008.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
John Rizzo,
Chairman and	2009	250,000	(2)	0	0	0	0	0	36,000	(3)	286,000
CEO	2008	0		0	250,000	61,200	0	0	0		311,200
Stella Gostfrand, Former Sole
Officer and	2009	0		0	0	0	0	0	0		0
Director (1)	2008	0		0	0	0	0	0	0		0

(1)
Stella Gostfrand submitted her resignation as an officer and director, effective following the expiration of the ten day period following the mailing of the information statement required by Rule 14f-1 under the Exchange Act.

(2)	Salary was accrued in 2008 and 2009.
(3)	Accrued reimbursement of unpaid health insurance and rent.

Outstanding Equity Awards at 2009 Fiscal Year End

In June 2007 the Board of Directors of the Company adopted the 2007 Long-Term Equity Incentive Plan. The purpose of this Plan is to attract and retain directors, officers and other employees of iTrackr, Inc. and its Subsidiaries and to provide to such persons incentives and rewards for performance.

The Company may issue each of the following under this Plan: Incentive Option, Nonqualified Option, Stock Appreciation Right, Restricted Stock Award or Performance Stock Award.  The Plan was ratified at the 2007 shareholder’s meeting (the "Effective Date").  No Incentive Option, Nonqualified Option, Stock Appreciation Right, Restricted Stock Award or Performance Stock Award shall be granted pursuant to the Plan ten years after the Effective Date.  The total number of shares available under the Plan is Fifteen Million (15,000,000).  No Plan participant will be granted the right, in the aggregate, for more than Two Million (2,000,000) Common Shares during any calendar year.

Employment Agreements

The information provided below, including the share numbers and dollar amounts, is after giving effect to the Reverse Merger and the change in control which will become effective following the expiration of the ten day period following the mailing of the information statement required by Rule 14f-1 under the Exchange Act.

Ramesh Anand

Under the terms of Mr. Anand’s contract, entered into in January, 2010, in lieu of cash payment for compensation, he received an option to purchase Two Hundred and Fifty Thousand (250,000) fully vested shares of the Company’s common stock at an exercise price of $0.25 and a life of five years. Mr. Anand is entitled to four (4) weeks of paid vacation in each twelve (12) month period during Executive’s employment hereunder which shall accrue on a monthly basis during Executives employment hereunder. At the discretion of the Board and in accordance with Company policy, Mr. Anand is eligible to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and its employees. As Chief Operating Officer, Mr. Anand’s performance shall be reviewed by the Board on a periodic basis (not less than once each fiscal year) and the Board may, in its sole discretion, award such bonuses to Mr. Anand as shall be appropriate or desirable based on Mr. Anand’s performance.

John Rizzo

Under the terms of Mr. Rizzo’s contract, entered into in January, 2007, which held an initial term of 3 years, and has been extended by the Company’s board of Directors for an additional year, Mr. Rizzo is to be paid a base annual salary at the rate of $250,000.00 dollars per year. Mr. Rizzo is entitled to Twelve (12) weeks vacation during each year of employment. And his family shall be eligible to participate in the Company’s paid health plan. However, if Mr. Rizzo so chooses, he can maintain his own family health plan and the Company will subsidize that plan in the amount of Net $1,000.00 per month.

Director Compensation

The Company did not and does not currently have an established policy to provide compensation to members of its board of directors for their services in that capacity. The Company intends to develop such a policy in the near future.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted – average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	-0-	n/a	-0-
Equity Compensation Plans Not Approved by Security Holders (1)	-0-	n/a	45,250,000

(1)	Includes shares issuable under the 2007 Long-Term Incentive Plan (45,000,000), as described below, and shares issuable under the Company’s employment agreement with Ramesh Anand (250,000).

Securities Authorized for Issuance Under Equity Compensation Plans

Long-Term Compensation- 2007 Long-Term Incentive Plan (“the Plan”)

The purpose of the Plan is to further and promote the interests of iTrackr, its subsidiaries and its stockholders by enabling iTrackr and its subsidiaries to attract, retain and motivate employees, non-employee directors and consultants or those who will become employees, non-employee directors or consultants, and to align the interests of those individuals and iTrackr’s stockholders.

Notwithstanding anything elsewhere in the Plan to the contrary, but subject as well to the other limitations contained in this Section 3 and subject to adjustment as provided in Section 13 of the Plan:

(i)
The aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Nonqualified Stock Options or Incentive Stock Options (after taking into account forfeitures and cancellations) shall not exceed Fifteen Million (15,000,000) Common Shares.

(ii)
The aggregate number of Common Shares issued as Restricted Stock and Restricted Stock Units (after taking into account any forfeitures and cancellations) shall not exceed Fifteen Million (15,000,000) Common Shares.

(iii)
The aggregate number of Common Shares issued as Performance Shares and Performance Units and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) shall not exceed Fifteen Million (15,000,000) Common Shares.

Compensation Committee Interlocks and Insider Participation

The Company does not have a separate compensation committee. During the fiscal year ended December 31, 2009, the sole officer and director of the Company, Stella Gostfrand was individually responsible for deliberations of the board concerning executive compensation.

SELLING STOCKHOLDERS

            The following table sets forth information with respect to the Selling Stockholders including the number of shares of common stock and warrants beneficially owned by each Selling Stockholder. The table identifies the number of shares of common stock converted from debt, with respect to shares and options issued in connection with services rendered that may be sold or disposed of under this prospectus. When the Company refers to the “Selling Stockholders” in this prospectus, it means those persons listed in the table below, as well as the pledgees, donees, transferees or other successors-in-interest who later hold any of the Selling Stockholders’ interests. The information is based on information that has been provided to the Company by or on behalf of the Selling Stockholders. The information provided below assumes all of the shares covered hereby are sold or otherwise disposed of by the Selling Stockholders pursuant to this prospectus.  However, the Company does not know whether the Selling Stockholders will in fact sell or otherwise dispose of the shares of common stock listed next to their names below. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

For the purposes of the following table, the number of shares of the Company’s common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as of March 30, 2010, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a Selling Stockholder has sole or shared voting power or investment power and also any shares which that Selling Stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	# of Shares offered	# of Shares beneficially owned after Offering	% of common stock beneficially owned after the Offering
Jarem Archer(1)	1,000,000	325,000	675,000	3.4%
John Rizzo(2)	7,250,000	4,750,000	2,500,000	11.5%
John Rizzo Cust FBO Olivia Nicole Rizzo UTMA/FL(2)	100,000	100,000	0	0.0%
John Rizzo Cust FBO Mia Rachel Rizzo UTMA/FL(2)	100,000	100,000	0	0.0%
Madeline Alison Lentini(3)	100,000	100,000	0	0.0%
Jinny Kathleen Porto(4)	155,000	100,000	55,000	0.3%
Landmark Inc. (5)	104,279	104,279	0	0.0%
Mark Moran (6)	1,061,760	1,061,760	0	0.0%
Jan Moran(7)	1,061,760	1,061,760	0	0.0%
William Archer(8)	1,061,760	1,061,760	0	0.0%
Offshore Financial Products LTD(9)	200,000	200,000	0	0.0%

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering	# of Shares Offered	# of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After Offering
Redrock Strategies LTD(10)	2,765,685	2,765,685	0	0.0%
Beatrice Ann Rizzo(11)	585,169	585,169	0	0.0%
Aleandro Sintas(12)	100,000	10,000	90,000	0.5%
Justin Van Winkle(13)	100,000	10,000	90,000	0.5%
Christopher M Smith TTEE FBO Christopher M Smith Revoc Liv Tr DTD 3/27/1998(14)	200,000	20,000	180,000	0.9%
Mark MacDougall(15)	100,000	10,000	90,000	0.5%
Azcap Fund, Inc. by Helen Azzara (16)	2,500	625	1,875	0.0%
Bernard J. Bannon(17)	2,500	625	1,875	0.0%
Jeffrey Beirl(18)	2,500	625	1,875	0.0%
Ira Blatt(19)	2,500	625	1,875	0.0%
Todd Bushnell(20)	2,500	625	1,875	0.0%
Paul J. Cammarata(21)	2,500	625	1,875	0.0%
Michael J. Chaney(22)	2,500	625	1,875	0.0%
Edward Deicke(23)	2,500	625	1,875	0.0%
James Flynn(24)	2,500	625	1,875	0.0%
Peter Garabedian(25)	2,500	625	1,875	0.0%
Michael Giamalvo (26)	2,500	625	1,875	0.0%
Salvatore Giamalvo (27)	2,500	625	1,875	0.0%
Leonard Giarraputo(28)	2,500	625	1,875	0.0%
David Gostfrand(29)	1,250	313	937	0.0%
Maury Gostfrand(30)	1,250	313	937	0.0%
Rose Gostfrand(31)	2,500	625	1,875	0.0%
Richard Greene(32)	1,250	313	937.	0.0%
Gayle M. Hill(33)	2,500	625	1,875	0.0%
Richard Hull(34)	2,500	625	1,875	0.0%
Robert M. Jacobs(35)	2,500	625	1,875	0.0%
Keith E. Jacob Associates Inc. Pension Plan U/A Dtd 12/19/72(36)	2,500	625	1,875	0.0%
Loren Killion(37)	2,500	625	1,875	0.0%
John Kuhle (38)	2,500	625	1,875	0.0%
Craig Kulman(39)	2,500	625	1,875	0.0%
Steven Kunevich (40)	2,500	625	1,875	0.0%
Marcello Lattucia (41)	2,500	625	1,875	0.0%
Laurence E. White Trust U/A Dtd 1-20-07(42)	2,500	625	1,875	0.0%
Paul J. Lohbeck(43)	2,500	625	1,875	0.0%
Tracy McLuckie(44)	2,500	625	1,875	0.0%

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering		# of Shares Offered	# of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After the Offering
Terry Moore(45)	2,500		625	1,875	0.0%
Simon M. Mundlak(46)	2,500		625	1,875	0.0%
Kevin Murray(47)	2,500		625	1,875	0.0%
Frank Nargentino(48)	2,500		625	1,875	0.0%
Stanley W. Pierce (49)	2,500		625	1,875	0.0%
Julie B. Pronesti(50)	2,500		625	1,875	0.0%
Thomas M. Pronesti(51)	2,500		625	1,875	0.0%
Robert Samenka(52)	2,500		625	1,875	0.0%
David Sasso(53)	2,500		625	1,875	0.0%
Matthew Semicola(54)	2,500		625	1,875	0.0%
Alan Sims(54)	2,500		625	1,875	0.0%
Daniel Steinlauf(56)	2,500		625	1,875	0.0%
Harvey Sussman(57)	2,500		625	1,875	0.0%
Thomas M. Ponesti Irrevocable Trust Agreement FBO Blaise D. Pronesti Julie Ponesti Trustee(58)	2,500		625	1,875	0.0%
Amir Uziel(59)	2,500		625	1,875	0.0%
Edward Wells (60)	2,500		625	1,875	0.0%
Richard M. Wexler(61)	2,500		625	1,875	0.0%
William J. Whitener(62)	2,500		625	1,875	0.0%
Zachariah P. Zachariah(63)	2,500		625	1,875	0.0%
Dennis Zapp(64)	2,500		625	1,875	0.0%
Stella Gostfrand(65)	1,022,388		408,955	613,433	3.1%
Rocky Stein (66)	125,000		31,250	93,750	0.5%
Charles Perlman (67)	18,750		4,688	14,063	0.1%
Jamie Mayersohn (68)	18,750		4,688	14,063	0.1%
Mark Falcone (69)	240,000		240,000	0	0.0%
Alan L. Frank (70)	108,000		108,000	0	0.0%
Alexander J. Palamarchuk (71)	12,000		12,000	0	0.0%
Maplehurst Investment Group(72)	35,714		35,714	0	0.0%
American Capital Ventures Inc. (73)	55,714		55,714	0	0.0%
Jason Lyons(74)	28,571		28,571	0	0.0%
Mitchell S. Knapp(75)	1,000,000	(100)	1,000,000	0	0.0%
					0.0%
Michael Nielsen(76)	82,165		16,433	65,732	0.3%
Shirley Harnick(77)	116,693		23,339	93,354	0.5%
Patricia Scarpella(78)	175,019		35,004	140,015	0.7%
Dr. Michael Gelbar(79)	233,332		46,666	186,666	0.9%
Sam Maywood(80)	11,562		2,312	9,250	0.0%

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to Offering		# of Shares Offered	# of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After Offering
Dawn Maywood(81)	11,562		2,312	9,250	0.0%
Charle A. Bonafede(82)	11,366		2,273	9,093	0.0%
Dominic & Judy Aprile(83)	57,758		11,552	46,206	0.2%
Winston Family Trust(84)	69,261		13,852	55,409	0.3%
Robert Klinek & Susan Pack(85)	114,277		22,855	91,422	0.5%
Borg Trust(86)	111,688		22,338	89,350	0.5%
Robert Gleckman(87)	221,649		44,330	177,319	0.9%
Ted Cooper(88)	1,118,603		223,721	894,882	4.5%
Maureen Marant(89)	50,000		25,000	45,000	0.2%
Todd Pitcher(90)	50,000		25,000	45,000	0.2%
Justin Frere(91)	50,000		25,000	45,000	0.2%
Steve Danzo(92)	14,025		1,403	12,623	0.1%
Mark Whitney (93)	375,000	(101)	37,500	337,500	1.7%
Michael Uhl (94)	375,000	(102)	75,000	187,500	0.9%
Vicksburg (95)	2,000,000	(103)	2,000,000	-	0.0%
Dave Baesler (96)	450,000	(104)	45,000	225,000	1.1%
Ramesh Anand (97)	250,000	(105)	50,000	-	0.0%
Delivery Technologies Solutions, Inc. (98)	1,386,322		1,386,322	-	0.0%
Astia LLD (99)	1,000,000	(106)	1,000,000	-	0.0%
Chris Maggiore	166,666		166,666		0.0%
TOTAL	27,164,332		19,628,557	7,269,941

(1)	The business address of Mr. Archer is 6298 NW 14th Court Sunrise FL 3313.
(2)
The business address of Mr. Rizzo is 20423 State Rd 7, Boca Raton, FL 33498. Through his control of John Rizzo Custodian for Olivia Nicole Rizzo Unif Tran Min Act FL and John Rizzo Custodian for Mia Rachel Rizzo Unif Tran Min Act FL, Mr. Rizzo has voting and investment control over the portfolio securities.

(3)	The business address of Ms. Lentini is 17 Grandview St. Huntington, NY 11743.
(4)	The business address of Ms. Porto is 14 Village Drive, Huntington, NY 11743.
(5)	The business address of Landmark Inc. is 17904 Key Vista, Boca Raton, FL 33496.
(6)	The business address of Mark Moran is 810 NW 127th Ave. Coral Springs, FL 33071.
(7)	The business address of Jan Moran is 810 NW 127th Ave. Coral Springs, FL 33071.
(8)	The business address of William Archer is 810 NW 127th Ave. Coral Springs FL 33071.
(9)	The business address of Offshore Financial Products LTD. 810 NW 127th Ave. Coral Springs, FL 33071.
(10)	The business address of Redrock Strategies LTD is No. 6, Floor 3, Quomar Trading Building, Road Town, Tortola, British Virgin Islands.
(11)	The business address of Beatrice Anne Rizzo is 50 East Road Apt. 9F Delray Beach, FL 33483.
(12)	The business address of Alejandro Sintas is 1225 SW 94 Ave. Miami, FL 33174.
(13)	The business address of Justin Van Winkle is 95 Grover Place, Cameron, NC 28326.
(14)	The business address of Christopher M Smith TTEE Christopher M Smith Revocable Living Trust DTD Mar 27 1998 is 410 N. Ocean Blvd. Delray Beach, FL 33483.

(15)	The business address of Mark MacDougall is 17185 Herring Rd. Colorado Springs, CO 80908.
(16)	The business address of Azcap Fund, Inc. is 223 Wall Street, Suite 290 New York, NY 11743.
(17)	The business address of Bernard J. Brannon is 132 Bley Parkway Port Washington, WI 53074.
(18)	The business address of Jeffrey Beirl is 1410 12th Avenue West, Ashland WI, 54806.
(19)	The business address of Ira Blatt is 494 H. Street, Arcata CA 95521.
(20)	The business address of Todd Bushnell is 1724 Ridgeview Road, Lancaster, PA 17603.
(21)	The business address of Paul J. Cammarata is 6 Fairway Road, N. Reading MA 01864.
(22)	The business address of Michael J. Chaney is 538 Englewood Drive, Vicksburg, MS 39180.
(23)	The business address of Edward Deicke is 40 Shortridge Drive, Mineola, NY 11501.
(24)	The business address of James Flynn is 301 S. Spring Street, Beaver Dam, WI, 53916.
(25)	The business address of Peter Garabedian is 208 Austin Street, Worcester, MA 01609.
(26)	The business address of Michael Giamvalvo is 119 Northgate Circle, Melville NY 11747.
(27)	The business address of Salvatore Giamvalvo is 1868 Zena Court, Merrick, NY.
(28)	The business address of Leonard Giarraputo is 3 The Preserve Woodbury NY, 11797.
(29)	The business address of David Gostfrand is 255 Evernia Street #611 West Palm Beach, FL 33401.
(30)	The business address of Maury Gostfrand is 245 E. 63rd Street Apt. 505 New York, NY 20021.
(31)	The business address of Rose Gostfrand is 2030 So. Ocean Drive #1609 Hallandale FL 33004.
(32)	The business address of Richard Greene is 1 Brentwood Road, Tewkesbury, MA 01876.
(33)	The business address of Gayle M. Hill is 150 Mt. Shasta Lane, Alpharetta, GA 30022.
(34)	The business address of Richard Hull is 4775 Collins Avenue #1107, Miami Beach, FL 33140.
(35)	The business address of Robert M. Jacobs is 25 Shore Drive, Great Neck, NY 11024.
(36)	The business address of Keith E. Jacob Associates, Inc. Pension Plan U/A Dtd 12/19/72.
(37)	The business address of Loren Killion is 1019 E. 48th Street, Kearney, Nebraska 68847.
(38)	The business address of John Kuhle is 1210 S. Percival, Hazelgreen WI 53811.
(39)	The business address of Craig Kulman is 9332 Carlyle Avenue, Surfside FL 33154.
(40)	The business address of Steven Kunevich is 46 Pine Avenue, Randolph, MA 02368.
(41)	The business address of Marcello Lattucia is 3 Corwin Court, Dix Hills, NY 11746.
(42)	The business address of Laurence E. White Trust U/A Dtd 1-20-97 is 5560 Camino Real Lane, Vero Beach, FL 32967.
(43)	The business address of Paul J. Lohbeck is 838 Greentree Road, Lawrenceburg, IN. 47025.
(44)	The business address of Tracy McLuckie is 10 Ashford Lane, Huntington, FL 33019.
(45)	The business address of Terry Moore is 240 McWarter Drive, Roselle, IL 60172.
(46)	The business address of Simon M. Mundiak is 928 Captiva Drive, Hollywood, FL 33019.
(47)	The business address of Kevin Murray is 14 Laurel Blvd., Collingwood Ontario, L9Y 5A8, Canada.
(48)	The business address of Frank Nargentino is 25 Clearwater Drive, Plainview NY 11803.
(49)	The business address of Stanley W. Pierce is 3008 Willow Lane Drive, Montgomery, AL 36109.
(50)	The business address of July B. Pronesti is 1462 Commmodore Way, Hollywood, FL 33019.
(51)	The business address of Thomas M. Pronesti is 1462 Commodore Way, Hollywood, FL 33019.
(52)	The business address of Robert Samenka is 11103 Dyer Road, Union City, PA 16438.
(53)	The business address of David Sasso is 1040 Seminole Drive #962, Fort Lauderdale, FL 33304.
(54)	The business address of Matthew Senicola is 2270 Wynne Lane, Bellmore, NY 11710.
(55)	The business address of Alan Sims is 2343 Palladio Avenue, Owensboro, KY 42301.
(56)	The business address of Daniel Steinlauf is 1062 SW 156th Avenue, Pembroke Pines, FL 33027.
(57)	The business address of Harvey Sussman is 5643 Wellington Drive, Palm Harbor, FL 34685.
(58)	The business address of Thomas M. Pronesti Irrevocable Trust Agreement FBO Blaise D. Pronesti is 1462 Commodore Way, Hollywood Florida 33019.
(59)	The business address of Amir Uziel is 9 Hakormim Street, Rishon Lezion, Israel, 75499.
(60)	The business address of Edward Wells is 509 Nassau Avenue, Freeport, NY 11520.
(61)	The business address of Richard M Wexler is 225 E. Street #2G New York, NY 11016.
(62)	The business address of William J. Whitener is 852 Presidio Drive, Costa Mesa, CA 92626.
(63)	The business address of Zachariah P. Zachariah is 4725 N. Federal Highway, Fort Lauderdale, FL 33308.
(64)	The business address of Dennis Zapp is 57 Laurel Court, Shamone, NJ, 08088.
(65)	The business address of Stella Gostfrand is 1507 Presidential Way, North Miami Beach, FL 33179.
(66)	The business address of Rocky Stein is 6520 Allison Road Miami, Beach, FL 33141.
(67)	The business address of Charles Pearlman is 200 South Park Road, Suite 150, Hollywood, FL 33021.
(68)	The business address of Jamie Mayersohn is 1314 Camellia Lane, Weston, FL 33326.

(69)	The business address of Marc Falcone is 2537 St. Victoria Drive, Gilbertsville, PA 19524.
(70)	The business address of Alan L. Frank is 526 Long Lane, Huntingdon Valley, PA 19006.
(71)	The business address of Alexander J. Parlamachuck is 103-107 Church Street, Philadelphia PA 19106.
(72)	The business address of Maplehurst Investment Group LLC is 1015 Shore Lane, Miami Beach, FL 33141.
(73)	The business address of American Capital Ventures, Inc. is 2875 NE 191st St., Suite 904, Aventura, FL 33180.
(74)	The business address of Jason Lyons is 7239 San Salvadore Drive, Boca Raton, FL 33433.
(75)	The business address of Mitchell S. Knapp is 947 Huron Road, Franklin Lakes, New Jersey 07417.
(76)	The business address of Michael Nielsen is 511 Sonata Ct. Winter Springs, FL 32078.
(77)	The business address of Shirley Harnick is 400 East 70th St. #2604 New York, NY 00021.
(78)	The business address of Patricia Scarpella is 36 Berry Hill Rd. Oyster Bay Cove, NY 11771.
(79)	The business address of Dr. Michael Gelbar is 71 North Lake Dr., Stanford, CT, 06903.
(80)	The business address of Sam Maywood is 6105 Avenida Cresta, La Jolla CA 92037.
(81)	The business address of Dawn Maywood is 6105 Avenida Cresta, La Jolla CA 92037.
(82)	The business address of Charlie A Bonafede is 26A Huntington NY 11743.
(83)	The business address of Dominic and Judy Aprile is 36 Milan Road, Woodbridge, CT 06525.
(84)	The business address of Winston Family Trust is 6105 Avenida Cresta, La Jolla, CA 90237.
(85)	The business address of Robert Klinek & Susan Pack is P.O. Box 157 15515 Las Planderas, Rancho Santa Fe, CA 92127.
(86)	The business address of Borg Trust is 7960 Endrada Lazjma San Diego, 92127.
(87)	The business address of Robert Gleckman is 18440 St. Maritz Tarzana, CA 91356.
(88)	The business address of Ted Cooper is P.O. Box 320956.
(89)	The business address of Maureen Maurant is 2001 SE 19th St., Lauderdale by the Sea, FL 33062.
(90)	The business address of Todd Pitcher is 735 Leeward Ave. San Marcos, CA 92078.
(91)	The business address of Justin Frere is 1525 10th St. Los Osos, CA 93402.
(92)	The business address of Steve Danzo is 9912 North Lydia Ave. Kansas City, MO. 64155.
(93)	The business address of Mark Whitney is 55 Quail Run Rd., Henderson, NV 89014.
(94)	The business address of Michael Uhl is 301 Great Cable Drive, Las Vegas, NV 89123.
(95)	Unless otherwise stated, the mailing address for Vicksburg is the Company’s corporate address at 475 Plaza Real, Suite 275 Boca Raton, Fl.
(96)	The business address of Dave Baesler is 500 Morris Avenue Suite 301, Springfield, NJ, 07801.
(97)	The business address of Ramesh Anand is 16301 Via Venetia East, Delray Beach, FL 33484
(98)	The business address of Delivery Technologies Solutions, Inc. is 433 Plaza Real Ste 277 Boca Raton FL 33442.
(99)	The business address of Astia LLD is STR. Raiko Daskalov 53, Plovdiv.
(100)	Includes 1,000,000 shares issuable upon exercise of warrants at an exercise price of $0.40 per share.
(101)
Includes 375,000 shares issuable upon exercise of options, 187,500 at an exercise price of $0.05 per share, and 187,500 at an exercise price of $0.10per share which were issued in connection with services rendered to the Company..

(102)
Includes 375,000 shares issuable upon exercise of options, 187,500 at an exercise price of $0.05 per share, and 187,500 at an exercise price of $0.10 per share which were issued in connection with services rendered to the Company.

(103)	Includes 2,000,000 shares issuable upon exercise of options at an exercise price of $0.10 per share.
(104)	Includes 450,000 shares issuable upon exercise of options at an exercise price of $0.10 per share.
(105)	Includes 250,000 shares issuable upon exercise of options at an exercise price of $0.25 per share.
(106)	Includes 1,000,000 shares issuable upon exercise of warrants at an exercise price of $0.10 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 30, 2010, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five percent, (ii) each of the Company’s executive officers and directors, and (iii) the Company’s directors and executive officers as a group.

Name and address of the beneficial owner(1)	Number of Shares Beneficially Owned(2)	Percent of common stock
Ramesh Anand (3) 16301 Via Venetia East Delray Beach, FL 33484	250,000	1.34%
Red Rock Strategies, Ltd. No. 6, Floor 3 Quomar Trading Building Road Town, BVI	2,765,685	15.07%
New Link Ltd Corp. 810 NW 127th Ave Coral Springs FL 33071	3,185,280	17.35%
John Rizzo (4) 17597 Circle Pond Ct. Boca Raton FL 33496	7,250,000	39.50%
Michael Uhl (5) 301 Great Gable Drive Las Vegas, NV 89123	375,000	2.00%
David Baesler (6) 500 Morris Avenue Suite 301 Springfield, NJ 07081	450,000	2.39%
Directors and officers as a group	8,325,000	43.40%

1)
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of Company common stock and except as indicated the address of each beneficial owner is 433 Plaza Real, Suite 275, Boca Raton FL 33432.

(2)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of February 15, 2010. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(3)	Including 250,000 shares of common stock underlying the Warrants.
(4)	Including 2,000,000 shares of common stock underlying the Warrants.
(5)	Including 375,000 shares of common stock underlying the Warrants.
(6)	Including 450,000 shares of common stock underlying the Warrants.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires iTrackr’s executive officers and directors, and persons who beneficially own more than ten percent of its common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of the Company’s common stock are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of the forms furnished to iTrackr and written representations from its executive officers and directors, the Company believes that during fiscal 2009 all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than ten percent of its common stock were complied with.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

 Related Party Transactions Policy

            The Company has adopted a Code of Conduct and Professional Ethics, applicable to its directors, officers and employees, including its Chief Executive Officer, Chief Financial Officer and all of its other executives pursuant to which all directors, officers and employees must promptly disclose to us, any material transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest with iTrackr, Inc. In approving or rejecting the proposed agreement, the Board of Directors shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to the Company, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Board of Directors determines in the good faith exercise of its discretion.

Merger

On January 12, 2010, we completed a merger with a subsidiary of Must Haves.  On the Closing Date, iTrackr was merged with and into iTrackr Acquisition, Inc., which is the surviving corporation and became a wholly-owned subsidiary of Must Haves.

At the closing of the Merger, subject to and pursuant to the terms and conditions of the Agreement, each outstanding share of iTrackr common stock was converted into one share of common stock of the Must Haves. Upon consummation of the Merger, the shareholders of the iTrackr received an aggregate of 17,875,695 shares of Must Haves common stock and thus owned 93.5% of the Must Have’s common stock. Must Haves also assumed 6,555,000 options and warrants of iTrackr, which are exercisable at prices from $0.01 to $0.40.

In addition, pursuant to the Plan of Merger Agreement, Stella Gostfrand submitted her resignation as an officer and director of the Company, and Michael Uhl, Dave Baesler and John Rizzo were appointed to serve as members of the board of directors of the Company. Upon the consummation of the Reverse Merger, Ramesh Anand was appointed to serve as Chief Operating Officer.

Other

During the year ended December 31, 2009, the Company received $150,750 from Bluewater Advisors, a company owned by John Rizzo, CEO, in exchange for convertible promissory notes. During 2008, the Company repaid $40,750 of these notes. During most of 2008 and 2009 the Company made no salary payments or medical insurance reimbursements to Mr. Rizzo resulting in a liability of $389,500 to Mr. Rizzo as of December 31, 2009.

Director and Officer Indemnification

The Company has entered into agreements to indemnify its directors and executive officers to the fullest extent permitted under Florida law. In addition, the Company’s certificate of incorporation to be in effect upon the completion of this offering contains provisions limiting the liability of its directors and its bylaws contain provisions requiring the Company to indemnify its officers and directors. See “Description of Capital Stock—Limitation of Liability.”

DESCRIPTION OF CAPITAL STOCK

The Company is authorized to issue up to 110,000,000 shares of common stock, no par value. As of March 31, 2010, there are 19,827,331 shares of common stock issued and outstanding that are held by approximately 93 stockholders of record.

Common Stock

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of the remaining assets, if any, after payment of liabilities. Holders of common stock have no cumulative voting rights and holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive rights or other rights to subscribe for shares and are entitled to such dividends as may be declared by the board of directors out of funds legally available for dividends.

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, no par value. As of the date of this report, there are no preferred shares issued and outstanding. Our board of directors has the authority, without action by our stockholders, to issue all or any portion of the authorized but unissued preferred stock in one or more classes, and to determine the voting rights, designations, preferences, limitations, restrictions and relative rights of any class or series.

Stock Transfer Agent

The Transfer Agent and Registrar for the shares of the Company’s common stock is Manhattan Transfer Registrar, 57 Eastwood Road, Miller Place NY 11764.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial amount of iTrackr’s common stock in the public market after this offering could adversely affect the prevailing market price of its common stock. As of March 30, 2010, the Company had 19,827,331 shares of the common stock outstanding, 15,000,000 shares of common stock available for future issuance under its 2007 Long-Term Stock Incentive Plan and warrants/options to purchase 7,505,000 shares outstanding. The 19,461,891 shares of common stock, and shares of common stock underlying the warrants and options registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of the Company’s common stock for at least six months from the later of the date those shares of common stock were acquired from the Company or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	One percent of the number of shares of common stock then outstanding; or

●	The average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

●	Sales of shares of common stock under Rule 144 may also be subject to manner of sale provisions and notice requirements and will be subject to the availability of current public information about us.

Under Rule 701 of the Securities Act, each of the Company’s employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Company’s common stock prevailing from time to time. The Company is unable to estimate the number of its shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of its common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Company’s common stock in the public market could adversely affect the market price of its common stock.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and sale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

-	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for the Company by Roetzel & Andress, LPA, 350 East Las Olas Boulevard, Suite 1150, Fort Lauderdale, FL 33301, telephone: 954-759-2741.  Roetzel & Andress does not own any shares of common stock of the Company.

EXPERTS

The consolidated financial statements of iTrackr and its subsidiaries as of the twelve months ended December 31, 2009 and December 31, 2008 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the years then ended included herein, have been audited by Traci J. Anderson, CPA, an independent registered public accounting firm, as stated in their report dated March 12, 2010, which is included herein, and such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

iTrackr Systems, Inc. is a public company and files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at “http://www.sec.gov.”

 This prospectus is only part of a Registration Statement on Form S-1 that the Company has filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. The Company has also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

●	Inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

●	Obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

●	Obtain a copy from the SEC web site.

iTrackr, Inc.

Financial Statements and Footnotes
For the Years Ended
December 31, 2009 and 2008

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
iTrackr, Inc.

I have audited the accompanying balance sheets of iTrackr, Inc. (“The Company”) as of December 31, 2009 and 2008, and the related statements of income, stockholders’ deficit, and cash flows for the years ended December 31, 2009 and 2008.  These financial statements are the responsibility of the company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, I express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iTrackr, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered recurring losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note A.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Traci J. Anderson
Traci J. Anderson, CPA
Huntersville, NC
March 12, 2010

iTrackr, Inc.
(A Development Stage Company)
Balance Sheet

	December 31,	December 31,
	2009	2008
Assets
Current Assets
Cash	$3,223	$183,144
Accounts receivable	5,786	-
Prepaid expenses	-	-
Total Current Assets	9,009	183,144

Fixed assets (Note B)	206,211	107,357
Accumulated depreciation	(106,856)	(73,347)
Net fixed assets	99,355	34,010
Other assets (Note C)	-	138,000
Total Assets	$108,364	$355,154

Liabilities and Stockholder's Equity
Current Liabilities
Accounts payable & accrued expenses (Note D)	$524,777	$356,755
Accrued interest payable	102	60,419
Convertible promissory notes (Note E)	25,000	1,033,000
Promissory notes - related party (Note E)	151,312	110,000
Total Current Liabilities	701,191	1,560,174

Total Liabilities	701,191	1,560,174

Stockholder's Equity (Deficit)(Note F)
Common stock, par value $.001, 110,000,000 shares authorized; issued and outstanding 13,990,413 at December 31, 2009 and 2008.	13,991	13,991
Common stock payable	1,451,979	7,013
Additional paid-in capital	966,157	941,988
Deficit accumulated during the development stage	(3,024,954)	(2,168,012)
Total Stockholder's Equity (deficit)	(592,827)	(1,205,020)
Total Liabilities and Stockholder's Equity (Deficit)	$108,364	$355,154

SEE NOTES TO FINANCIAL STATEMENTS

iTrackr, Inc.
(A Development Stage Company)
Statements of Operation
For the Years Ended December 31, 2009 and 2008 and the Period May 10, 2006 (Inception) to December 31, 2009

			May 10, 2006
	Year Ended December 31,		(Inception) to
	2009	2008	December 31, 2009
Revenue	$7,493	$4,419	$29,330

Operating Expenses
Personnel	390,984	573,910	1,326,796
Professional fees	84,345	384,942	817,266
Stock compensation	31,669	206,936	603,357
Travel and entertainment	-	9,514	39,547
Facilities	-	17,550	30,238
Communications	9,089	4,779	19,102
Marketing	4,796	19,523	49,865
Website	41,286	18,186	126,495
Depreciation	33,508	34,947	106,856
General	15,296	4,431	29,278
Total operating expenses	610,973	1,274,718	3,148,800

Loss from operations	(603,480)	(1,270,299)	(3,119,470)

Other Income and (Expense)
Interest expense	(90,462)	(58,574)	(176,217)
Other expense	(163,000)	-	(173,000)
Other income	-	-	443,733
Total other income and (expense)	(253,462)	(58,574)	94,516
NET LOSS	(856,942)	(1,328,873)	(3,024,954)

Net loss per common share basic and diluted	$(0.059)	$(0.095)
Weighted average common shares outstanding basic and diluted	14,632,513	13,934,023

The average shares listed below were not included in the computation of diluted losses per share because to do so would have been antidilutive for the periods presented:

Warrants	1,050,000	741,233
Stock options	5,255,000	6,509,795
Convertible promissory notes	3,242	1,305,843

SEE NOTES TO FINANCIAL STATEMENTS

iTrackr, Inc.
(A Development Stage Company)
Statement of Stockholder's Equity
For the Years Ended December 31, 2009 and 2008 and the Period May 10, 2006 (Inception) to December 31, 2009

					Deficit
					Accumulated
	Common Stock			Additional	during the	Total
	Number of			Paid-in	Developmental	Stockholders'
	Shares	Amount	Payable	Capital	Stage	Equity
BALANCES December 31, 2007	$13,790,413	$13,791	$-	$742,265	$(839,139)	$(83,083)

Stock issued for services	200,000	200	7,013	99,800		107,013
Stock options expense				77,423		77,423
Warrants issued for services				22,500		22,500
Net loss					$(1,328,873)	(1,328,873)
BALANCES December 31, 2008	13,990,413	$13,991	$7,013	$941,988	$(2,168,012)	$(1,205,020)

Stock to be issued for conversion of debt			1,437,466			1,437,466
Stock issued for services			7,500			7,500
Stock options expense				24,169		24,169
Net loss					$(856,942)	(856,942)
BALANCES December 31, 2009	13,990,413	$13,991	$1,451,979	$966,157	$(3,024,954)	$(592,827)

SEE NOTES TO FINANCIAL STATEMENTS

iTrackr, Inc.
(A Development Stage Company)
Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008 and the Period May 10, 2006 (Inception) to December 31, 2009

			May 10, 2006
			(Inception) to
	Year Ended December 31,		December 31,
	2009	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings <loss>	$(856,942)	$(1,328,873)	$(3,024,954)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	33,508	34,947	106,855
Asset impairment	138,000	-	138,000
Compensation expense on fair market value of options issued	24,169	77,423	178,844
Compensation expense on fair value of warrants issued	-	22,500	22,500
Common stock issued for services	7,500	107,013	402,013
Common stock issued for accrued interest	137,467	-	162,771
Changes in operating accounts:
Accounts receivable	(5,786)	-	(5,786)
Prepaid expenses	-	50,000	-
Other assets	-	(137,250)	(138,000)
Accounts payable and accrued expenses	107,705	379,690	524,879
CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(414,379)	(794,550)	(1,632,878)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of furniture and equipment	(98,854)	(5,485)	(206,211)
CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(98,854)	(5,485)	(206,211)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of promissory notes	-	(45,000)	(45,000)
Repayment of related party notes	-	(40,750)	(40,750)
Proceeds from promissory notes	292,000	968,750	1,886,750
Proceeds from related party notes	41,312	-	41,312
CASH PROVIDED (USED) BY FINANCING ACTIVITIES	333,312	883,000	1,842,312

NET INCREASE (DECREASE) IN CASH	(179,921)	82,965	3,223
CASH, beginning of period	183,144	100,179	-
CASH, end of period	$3,223	$183,144	$3,223

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION CASH PAID DURING THE YEAR FOR:
Taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

NON-CASH OPERATING ACTIVITIES:
Value of Common Stock issued in exchange for services	$7,500	$107,013	$402,013
Value of Common Stock issued for accrued interest	$137,467	$-	$162,771
Value of Common Stock issued for debt principle	$1,300,000	$-	$1,666,000

SEE NOTES TO FINANCIAL STATEMENTS

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

Note A-Organization and Summary Of Significant Accounting Policies

Organization
iTrackr, Inc. (the “Company”) was formed on May 10, 2006 to develop, market and commercialize a product and inventory search application through a social networking site designed to leverage the best of Internet and Mobile technologies.  We have taken the best of several burgeoning markets, including eCommerce, social networking and mobile content, and developed what we believe is a powerful platform that drives value to consumers, retailers and advertising and marketing firms.

iTrackr intends to introduce Internet and Mobile social merchandizing technology platforms. Social merchandizing applies the variety of traditional marketing practices to promote products and services to a community of individuals via social networking technologies.  iTrackr is similar to MySpace and Facebook; however, our members’ interests are not in diary or event blogging, but in the timely location of products and services which can be acquired and consumed on a local level.

iTrackr enables consumers to search and track merchandise, letting the consumer know which retail locations in a local zip code are stocking the queried merchandise, as well as the comparative prices. In addition, if the item is not in stock, the consumer can request that iTrackr notify them via mobile text message or email when the item is delivered to a local retailer and where that retailer is located.

In 2009, iTrackr purchased online customers support software technology from Chatstat for approximately $95,000.  iTrackr has launched its customer support chat software which facilitates real-time customer support and expert advice, and paid transactions.

Going Concern
The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. Since inception, the Company has been engaged primarily in product development.  In the course of funding development activities, the Company has sustained operating losses since inception and has an accumulated deficit of $3,024,954 and $2,168,012 at December 31, 2009 and 2008, respectively.  In addition, the Company has negative working capital of $667,182 and $1,377,030 at December 31, 2009 and 2008, respectively.

The Company has and will continue to use significant capital to commercialize its products.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of their common stock.  There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty

Accounting estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.  Cash and cash equivalents may at times exceed federally insured limits.  To minimize this risk, the Company places its cash and cash equivalents with high credit quality institutions.

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

Note A-Organization and Summary Of Significant Accounting Policies

Accounts Receivable
Accounts receivable are reported at the customers' outstanding balances.  The Company does not have a history of significant bad debt and has not recorded any allowance for doubtful accounts.  Interest is not accrued on overdue accounts receivable.  The Company evaluates receivables on a regular basis for potential reserve.

Inventories
Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out method.  Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

Property and equipment
Property and equipment are stated at cost.  Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed.  At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts.  Gains or losses from retirements or sales are credited or charged to income.

Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets.  Accelerated methods of depreciation of property and equipment are used for income tax purposes.

Revenue recognition policy
Revenue for our services is recognized when all of the following criteria are satisfied: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectibility is reasonably assured; and (iv) services have been performed.

Deferred Revenue: Revenue is deferred for any undelivered elements and is recognized upon product delivery or when the service has been performed.

Cost of sales
Cost of sales includes costs related to fulfillment, customer service, commissions, service personnel, telecommunications and data center costs.

Sales and marketing costs
Sales and marketing expenses include advertising expenses, seminar expenses, commissions and personnel expenses for sales and marketing.  Marketing and advertising costs to promote the Company's products and services are expensed in the period incurred.  For the years ended December 31, 2009 and 2008, the Company incurred approximately $4,796 and $19,523, respectively in marketing and advertising expense.

Earnings (Loss) per common share
The Company reports both basic and diluted earnings (loss) per share.  Basic loss per share is calculated using the weighted average number of common shares outstanding in the period.  Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using the “treasury stock” method and convertible securities using the “if-converted” method.

Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on differences between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

Note A-Organization and Summary Of Significant Accounting Policies

Income Taxes (Continued)
The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition.  In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Income tax provisions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods.  Also included is guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Impairment of Long-Lived Assets
Accounting for the Impairment or Disposal of Long-Lived Assets requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may not be recovered.  The Company assesses recoverability of the carrying value of an asset by estimating the fair value of the asset.  If the fair value is less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.  The Company has never recognized an impairment charge.

Stock-Based Compensation
The Company accounts for all compensation related to stock, options or warrants using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.  Stock issued for compensation is valued using the market price of the stock on the date of the related agreement.  We use the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees.  In calculating this fair value, there are certain assumptions that we use consisting of the expected life of the option, risk-free interest rate, dividend yield, volatility and forfeiture rate.  The use of a different estimate for any one of these components could have a material impact on the amount of calculated compensation expense.

Recent Accounting Pronouncements
On July 1, 2009, the FASB officially launched the FASB ASC 105 - Generally Accepted Accounting Principles, which established the FASB Accounting Standards Codification (“the Codification”), as the single official source of authoritative, nongovernmental, U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission.  The Codification is designed to simplify U.S. GAAP into a single, topically ordered structure.  All guidance contained in the Codification carries an equal level of authority.  The Codification is effective for interim and annual periods ending after September 15, 2009.  Accordingly, the Company refers to the Codification in respect of the appropriate accounting standards throughout this document as “FASB ASC”.  Implementation of the Codification did not have any impact on the Company’s consolidated financial statements.

On June 30, 2009, the FASB issued Accounting Standard Update (ASU) No. 2009-01 (Topic 105) – Generally Accepted Accounting Principles – amendments based on – Statement of Financial Accounting Standards No. 168 –The FASB Accounting and Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.  Beginning with this Statement the FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standard Updates.  This ASU includes FASB Statement No. 168 in its entirety.  While ASU’s will not be considered authoritative in their own right, they will serve to update the Codification, provide the bases for conclusions and changes in the Codification, and provide background information about the guidance.  The Codification modifies the GAAP hierarchy to include only two levels of GAAP: authoritative and nonauthoritative.  ASU No. 2009-01 is effective for financial statements issued for the interim and annual periods ending after September 15, 2009, and the Company does not expect any significant financial impact upon adoption.

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

Note A-Organization and Summary Of Significant Accounting Policies

Recent Accounting Pronouncements (Continued)

In August 2009, the FASB issued ASU No. 2009-05 – Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value.  This ASU clarifies the fair market value measurement of liabilities.  In circumstances where a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: a technique that uses quoted price of the identical or a similar liability or liabilities when traded as an asset or assets, or another valuation technique that is consistent with the principles of Topic 820 such as an income or market approach.  ASU No. 2009-05 was effective upon issuance and it did not result in any significant financial impact on the Company upon adoption.

In September 2009, the FASB issued ASU No. 2009-12 – Fair Value Measurements and Disclosures (Topic 820) – Investments in Certain Entities That Calculate Net Asset Value per Share (or its equivalent).  This ASU permits use of a practical expedient, with appropriate disclosures, when measuring the fair value of an alternative investment that does not have a readily determinable fair value.  ASU No. 2009-12 is effective for interim and annual periods ending after December 15, 2009, with early application permitted.  Since the Company does not currently have any such investments, it does not anticipate any impact on its financial statements upon adoption.

In May 2009, the FASB issued FASB ASC 855, “Subsequent Events.”  This Statement addresses accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  FASB ASC 855 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, the date issued or date available to be issued.  The Company adopted this Statement in the second quarter of 2009.  As a result the date through which the Company has evaluated subsequent events and the basis for that date have been disclosed in Note K, Subsequent Events.

In April 2009, the FASB issued an update to FASB ASC 820, “Fair Value Measurements and Disclosures,” related to providing guidance on when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly.  The update clarifies the methodology to be used to determine fair value when there is no active market or where the price inputs being used represent distressed sales.  The update also reaffirms the objective of fair value measurement, as stated in FASB ASC 820, which is to reflect how much an asset would be sold in and orderly transaction, and the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive.  The Company adopted this Statement in the second quarter of 2009 without significant financial impact.

In April 2009, the FASB ASC 320, “Investments – Debt and Equity,” amends current other-than-temporary guidance for debt securities through increased consistency in the timing of impairment recognition and enhanced disclosures related to credit and noncredit components impaired debt securities that are not expected to be sold.  Also, the Statement increases disclosures for both debt and equity securities regarding expected cash flows, securities with unrealized losses, and credit losses.  The Company adopted this Statement in the second quarter of 2009 without significant impact to our financial statements.

In April 2009, the FASB issued an update to FASB ASC 825, “Financial Instruments,” to require interim disclosures about the fair value of financial instruments.”  This update enhances consistency in financial reporting by increasing the frequency of fair value disclosures of those assets and liabilities falling within the scope of FASB ASC 825. The Company adopted this update in the second quarter of 2009 without significant impact to the financial statements.

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

Note A-Organization and Summary Of Significant Accounting Policies

Recent Accounting Pronouncements (Continued)
In April 2009, the FASB issued an update to FASB ASC 805, “Business Combinations,” that clarifies and amends FASB ASC 805, as it applies to all assets acquired and liabilities assumed in a business combination that arise from contingencies.  This update addresses initial recognition and measurement issues, subsequent measurement and accounting, and disclosures regarding these assets and liabilities arising from contingencies in a business combination.  The Company adopted this Statement in the second quarter of 2009 without significant impact to the financial statements.

In November 2008, EITF issued new guidance under FASB ASC 350, “Intangibles – Goodwill and Other on accounting for defensive intangible assets.”  The new guidance applies to all acquired intangible assets in which the acquirer does not intend to actively use the asset but intends to hold (lock up) the asset to prevent its competitors from obtaining or using the asset (a defensive asset).  This guidance was adopted by the Company in January 2009 without impact to the financial statements.

In May 2008, the FASB issued an update to FASB ASC 470, “Debt,” with respect to accounting for convertible debt instruments that may be settled in cash upon conversion including partial cash settlement.  This update applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FASB ASC 815, “Derivatives and Hedging.”  Additionally, this update specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost recognized in subsequent periods. The update is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The Company does not currently have any debt instruments for which this update would apply.  This update was adopted in January 2009 without significant financial impact.

In December 2007, the FASB issued an update to FASB ASC 805, “Business Combinations” which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for the Company with respect to business combinations for which the acquisition date is on or after January 1, 2009.  The Company adopted this SFAS in the first quarter of 2009.

In December 2007, the FASB issued an update to FASB ASC 810, “Consolidation,” which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of noncontrolling owners.  This update is effective for the Company as of January 1, 2009.  The Company adopted this update in January 2009 without significant impact on the consolidated financial position, results of operations, and disclosures.

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

NOTE B – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2009	2008
Computers and office equipment	$127,237	$78,974
Software	78,974	28,383
Total PP&E	206,211	107,357
Accumulated depreciation	(106,856)	(73,347)
Fixed assets, net	$99,355	$34,010

During the year ended December 31, 2008, the Company purchased $5,485 of computer equipment.

During the year Ended December 31, 2009, the Company purchased $98,854 of software. On November 16, 2009, the Company and ChatStat Technologies Incorporated (“ChatStat”) entered into an agreement whereby the Company acquired a copy of the source code and documentation to the ChatStat “Live Chat Software” and owns the copy “separately, globally and mutually until the end of time”.  In exchange for the software ownership, the Company agreed to forgive $34,861 of debt owing the Company by ChatStat and to pay ChatStat $60,000 in 6 equal monthly installments beginning November 20, 2009.

Depreciation expense for the years ended December 31, 2009 and 2008 was $33,509 and $34,947, respectively.  Depreciation expense from May 10, 2006 (Inception) to December 31, 2008 was $106,856.

NOTE C – OTHER ASSETS

On December 22, 2008, for $138,000, the Company purchased approximately 79% of the then issued and outstanding common stock, or 33,400,000 shares of Inflot Holdings, Inc. a Pink Sheet listed public company.  Inflot had no assets or liabilities as of the date of purchase.  The purpose of the stock purchase was to gain control of a shell company for the purpose of reverse merging with the Company.  During the year ended December 31, 2009, Inflot executed a 1,000:1 reverse split and subsequently issued 7.5 million shares thereby significantly diluting the value of the Company’s investment which was written off during the third quarter of 2009.

NOTE D – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2009 consisted of $389,500 of accrued payroll, $25,000 of accrued legal settlements, $15,126 of professional services, and $85,658 of trade payables.

Accounts payable and accrued expenses at December 31, 2008 consisted of $310,189 of accrued payroll, and $46,566 of trade payables.

NOTE E – NOTES

Promissory Notes
Promissory notes at December 31, 2009 are as follows:

Note payable convertible into common stock at a conversion price of $.35 upon default, bears
interest at 9% per year, matures March 14, 2010	$12,500
Note payable convertible into common stock at a conversion price of $.35 upon default, bears
interest at 9% per year, matures March 15, 2010	12,500
Total	$25,000

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

NOTE E – NOTES (Continued)

Promissory Notes (Continued)
During the year ended December 31, 2008, the Company received $818,000 of convertible promissory notes and repaid $45,000.

During the year ended December 31, 2009, the Company received $292,000 of convertible promissory notes from third parties.  The Company converted $1,300,000 of principle and $137,467 of accrued interest into 3,721,257 shares of restricted common stock.

Promissory Notes - Related Party

Note payable convertible into common (conversion price of 50% below the previous 10 day average closing price) upon default, bears interest at 9% per year, matures
December 31, 2010	$151,312

During the year ended December 31, 2008, the Company received $150,750 from Bluewater Advisors a company owned my John Rizzo, CEO.  $40,750 was repaid.

During the year ended December 31, 2009, the Company received $25,000 from Bluewater Advisors and issued a new note for $151,312 or $135,000 of principle and $16,312 of accrued interest.

Accrued Interest
During the years ended December 31, 2009 and 2008 and the period May 10, 2006 (Inception) to December 31, 2009, the Company incurred $90,462, $58,574 and $176,217, respectively, of interest expense related to convertible promissory notes and related party promissory notes below.

As of December 31, 2009, accrued interest payable and the principle of our notes are $102 and $176,312, respectively.

NOTE F – STOCKHOLDERS EQUITY

Preferred Stock
The Company has authorized 10,000,000 shares preferred stock available for issuance.  No shares of preferred stock have been issued as of December 31, 2009.

Stock Issued for Debt Repayment
During the year ended December 31, 2008, the Company did not issue any stock for debt repayment.

During the year ended December 31, 2009, the Company converted $1,300,000 of principle and $137,467 of accrued interest into 3,721,257 shares of restricted common stock.  As of December 31, 2009 the stock had not been issued and is recorded in the equity portion of our balance sheet as common stock payable.

Stock Issued for Services
During the year ended December 31, 2008, the Company issued 214,025 shares in exchange for services valued at $107,013.

During the year ended December 31, 2009, the Company issued 150,000 shares in exchange for services valued at $7,500.  As of December 31, 2009 the stock had not been issued and is recorded in the equity portion of our balance sheet as common stock payable.

Stock Options (See footnote I)
During the year ended December 31, 2008, the Company granted 2 million Common Stock options with an exercise price of $0.50 and canceled 1 million due to termination.

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

NOTE F – STOCKHOLDERS EQUITY (Continued)

Stock Options (See footnote I) (Continued)

During the year ended December 31, 2009, the Company canceled 1 million options due to termination.

NOTE G - COMMITMENTS

The Company has no commitments as of December 31, 2009.

NOTE H – WARRANTS

At December 31, 2009, the Company had 800,000 Warrants outstanding entitling the holder thereof the right to purchase one share of common stock for each warrant held as follows:

		Exercise
Issuance	Number of	Price Per	Expiration
Date	Warrants	Warrant	Date
03/25/08	400,000	$0.10	12/31/10
03/25/08	400,000	$0.10	12/31/10
Total	800,000

During the year ended December 31, 2008, the Company issued 1,050,000 warrants to outside individuals.  The warrants issued on March 25, 2008 were fully vested on the date of grant.  No compensation expense was recognized for these warrants as the strike price and the spot price were both $0.10 on the date of grant.  The 250,000 warrant grant had a three month vesting period and fair value was calculated using the Black-Scholes Option Pricing Model with the following inputs: volatility of 214.65% based on the Dow Jones Internet Composite Index, risk free interest rate of 3.99%, spot price of $0.10, and exercise price of $0.01 resulting in $22,500 of expense during the year ended December 31, 2008.

During the year ended December 31, 2009, the Company canceled 250,000 warrants issued to Marc Falcone as a result of the settlement agreement dated February 16, 2010 (See Note K, Subsequent Events).  No warrants were issued or exercised in 2009.

NOTE I – 2007 LONG-TERM EQUITY INCENTIVE PLAN

In June 2007 the Board of Directors of the Company adopted the 2007 Long-Term Equity Incentive Plan. The purpose of this Plan is to attract and retain directors, officers and other employees of iTrackr, Inc. and its Subsidiaries and to provide to such persons incentives and rewards for performance.

The Company may issue each of the following under this Plan: Incentive Option, Nonqualified Option, Stock Appreciation Right, Restricted Stock Award or Performance Stock Award.  The Plan was ratified at the 2007 shareholder’s meeting (the "Effective Date").  No Incentive Option, Nonqualified Option, Stock Appreciation Right, Restricted Stock Award or Performance Stock Award shall be granted pursuant to the Plan ten years after the Effective Date.  The total number of shares available under the Plan is Fifteen Million (15,000,000).  No Plan participant will be granted the right, in the aggregate, for more than Two Million (2,000,000) Common Shares during any calendar year.

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

NOTE I – 2007 LONG-TERM EQUITY INCENTIVE PLAN (Continued)

Stock Options
During the year ended December 31, 2008, the Company granted 2 million Common Stock options with an exercise price of $0.50.  Of these grants, 1 million were canceled due to termination of the people to whom they were granted and their failure to exercise according to the terms of the option grant.  Expense related to these grants was based on their fair value as calculated using the Black-Scholes Option Pricing Model with the following inputs: volatility of 214.65% based on the Dow Jones Internet Composite Index, risk free interest rate of 3.49%, spot price of $0.50, and exercise price of $0.50.

During the year ended December 31, 2009 1 million options were canceled due termination of the people to whom they were granted and their failure to exercise according to the terms of the option grant.

The following table summarizes the Company's stock option activity for the year ended December 31, 2009:

	2009
		Weighted Average
	Shares	Exercise Price

Outstanding at beginning of year	6,255,000	$0.23
Granted	-	-
Forfeited	(1,000,000)	0.50
Exercised	-	-
Outstanding at end of quarter	5,255,000	$0.18

Options exerciseable at December 31, 2009	5,255,000

The following table summarizes information about the Company's stock options outstanding at December 31, 2009:

	Options Outstanding			Options Exercisable
	Number	Weighted	Weighted		Weighted
Range of	Outstanding	Average	Average		Average
Exercise	At December 31,	Contractural	Exercise	Number	Exercise
Prices	2009	Life (years)	Price	Outstanding	Price

$0.40	1,000,000	-	$0.40	1,000,000	$0.08
0.25	1,000,000	-	0.25	1,000,000	0.05
0.10	2,375,000	-	0.10	2,375,000	0.05
0.05	880,000	-	0.05	880,000	0.01
Total	5,255,000	-	$0.18	5,255,000	$0.18

The Company measures the fair market value of stock options granted using the Black-Scholes Option Pricing Model on the date of grant and recognizes related compensation expense ratably over the options vesting period for all future grants.

During the year ended December 31, 2009 and 2008, the Company recognized $24,169 and $77,423, respectively, of compensation expense related to stock options.  From inception to date, the Company has recognized $178,844 of compensation expense related to stock options.

iTrackr, Inc.
(A Development Stage Company)
Notes to Unaudited Financial Statements
For the Years Ended December 31, 2009 and 2008

NOTE J – LEGAL PROCEEDINGS

As of December 31, 2009, the Company was party to a lawsuit brought by Marc Falcone.  In this action, Mr. Falcone asserted numerous claims against certain defendants arising out of his former service to iTrackr, Inc. as a contracted consultant.  The Company asserted numerous defenses and affirmative defenses, including, but not limited to, the fact that Falcone failed to fulfill his obligations under the agreement.  On February 16, 2010, the Company and Mr. Falcone executed a settlement agreement without either side admitting fault.  The terms of the settlement agreement call for the payment of $25,000 and the issuance of 360,000 shares of common stock in exchange for a full release of all claims.  The Company has accrued $25,000 as of December 31, 2009 and canceled the 250,000 warrants with exercise price f $.01 as a result of this liability.

NOTE K – SUBSEQUENT EVENTS

On December 10, 2009, Must Haves, Inc., iTrackr Acquisition, Inc. and iTrackr, Inc. entered into an Agreement and Plan of Merger which closed January 12, 2010.  On the Closing Date, iTrackr was merged with and into iTrackr Acquisition, Inc. which is the surviving corporation and became a wholly-owned subsidiary of Must Haves, Inc.  In accordance with the merger agreement, iTrackr’s stockholder’s received restricted common stock at the rate of 1:1 share for each of their 17,875,695 shares issued and outstanding in exchange for 100 percent of the outstanding capital stock of iTrackr.  In total 19,169,333 shares are outstanding following the closing of the merger.

The Merger is being accounted for as a “reverse merger”.  iTrackr is deemed to be the acquirer in the reverse merger.  Consequently, the assets and liabilities and retained deficit of iTrackr prior to the Merger will be reflected in the financial statements.

In January 2010, in conjunction with two promissory notes totaling $25,000 that were issued on December 14th and 15th (See Note E), and $7,000 loaned to the Company in January 2010, the Company issued 96,000 warrants to purchase an equal amount of shares of common stock.  The warrants have an exercise price of $.75 and expire five years from the date of issue.  The Company did not record expense related to these warrants as their strike price significantly exceeds the current fair value of the Company’s common stock.

On February 16, 2010, the Company, without admitting fault, entered into a settlement agreement to settle a dispute with Marc Falcone over unpaid salary and stock (See Note J, Legal Proceedings).

19,628,557 Shares of Common Stock

ITRACKR SYSTEMS, INC.
Prospectus

No dealer, salesperson or any person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by the prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Dealer Prospectus Delivery Obligation

Until [                    ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this Prospectus is ________, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates (other than the SEC registration fee) of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

Item	Amount
SEC Registration Fee	$2,000
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$15,000
Printing Fees and Expenses	$5,000
Miscellaneous Fees and Expenses	$1,000
Total	$43,000

Item 14. Indemnification of Directors and Officers

The Company’s bylaws provide for the indemnification of its directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Florida. Section 607.0850 of the Florida Statutes permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation; provided, that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 607.0850 of the Florida Statutes requires that the determination that indemnification is proper in a specific case must be made by: (1) the stockholders, (2) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or (3) independent legal counsel in a written opinion, if a majority vote of a quorum consisting of disinterested directors is not possible, or if such opinion is requested, by a quorum consisting of disinterested directors.

The bylaws provide that we will indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. However, nothing in the Company’s charter or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Any amendment to or repeal of the Company’s bylaws will not adversely affect any right or protection of any of the Company’s directors or officers for, or with respect to, any acts or omissions of such director or officer occurring prior to such amendment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

•
On March 15, 2010, the Company received $50,000 in exchange for the issuance of 166,666 shares of common stock and the issuance of a one year warrant for the right to purchase 166,666 shares of the Company’s common stock at an exercise price of $0.30 per share.

•	On February 16, 2010, the Company converted $42,466.48 of shareholder loans to 119,999 shares of common stock.
•
On February 5, 2010, the Company sold a warrant to an accredited investor for $50,000. Under the terms of the warrant, the investor has the right to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $0.40 per share.

•	During December, 2009, the Company converted $29,944 of shareholder loans to 59,888 shares of common stock.
•	On October 31, 2009, Inflot Holdings Corp. converted $270,000 of convertible debt principle and interest into 1,386,322 shares of common stock.
•	On October 31, 2009, Ted Cooper converted $559,302 of convertible debt principle and interest into 1,118,603 shares of common stock.
•	On October 31, 2009, Robert Gleckman converted $110,825 of convertible debt principle and interest into 221,649 shares of common stock.
•	On October 31, 2009, The Borg Trust converted $55,844 of convertible debt principle and interest into 111,688 shares of common stock
•	On October 31, 2009, Robert Klinek & Susan Pack converted $57,139 of convertible debt principle and interest into 114,277 shares of common stock.
•	On October 31, 2009, The Winston Family Trust converted $34,631 of convertible debt principle and interest into 69,261 shares of common stock.
•	On October 31, 2009, Dominick & Judy Aprile converted $28,879 of convertible debt principle and interest into 57,758 shares of common stock.
•	On October 31, 2009, Charlie Bonafede converted $5,683 of convertible debt principle and interest into 11,366 shares of common stock.

•	On October 31, 2009, Dawn Maywood converted $5,781 of convertible debt principle and interest into 11,562 shares of common stock.
•	On October 31, 2009, Sam Maywood converted $5,781 of convertible debt principle and interest into 11,562 shares of common stock.
•	On October 31, 2009, Dr. Michael Gelbar converted $116,666 of convertible debt principle and interest into 233,332 shares of common stock.
•	On October 31, 2009, Patricia Scarpella converted $87,510 of convertible debt principle and interest into 175,019 shares of common stock.
•	On October 31, 2009, Shirley Harnick converted $58,347 of convertible debt principle and interest into 116,693 shares of common stock.
•	On October 31, 2009, Michael Nielsen converted $41,083 of convertible debt principle and interest into 82,165 shares of common stock.
•	On May 5, 2008, Mark MacDougal received 100,000 shares of common stock as a bonus valued at $50,000.
•	On May 5, 2008, Justin Van Winkle received 100,000 shares of common stock as a bonus valued at $50,000.
•	On February 20, 2008, Steve Danzo earned 14,025 shares of common stock in exchange for services valued at $7,013.
•	On August 21, 2007, Red Rock Strategies Ltd. converted $55,313.70 of convertible debt principle and interest into 2,765,685 shares of common stock.
•	On August 21, 2007, New Link Ltd. Corp converted $211,403.29 of convertible debt principle and interest into 3,385,280 shares of common stock.
•	On August 21, 2007, Landmark, Inc. converted $26,069.86 of convertible debt principle and interest into 104,279 shares of common stock.
•	On August 21, 2007, Beatrice Anne Rizzo converted $98,516.85 of convertible debt principle and interest into 985,169 shares of common stock.
•	On July 1, 2007, Jarem Archer received 750,000 shares of common stock in lieu of salary valued at $37,500.
•	On July 1, 2007, John Rizzo received 5,000,000 shares of common stock in lieu of salary valued at $250,000.
•
On October 26, 2006, The John Rizzo Family Trust received 250,000 shares of founder’s common stock at no value; Jarem Archer received 250,000 shares of founder’s common stock at no value; the Christopher Smith Family Trust received 200,000 shares of founder’s common stock at no value; and Alejandro Sintas received 100,000 shares of founder’s common stock at no value.

None of the securities issued in the foregoing transactions were registered under the Securities Act of 1933, as amended (the “Act”), and all were issued pursuant to an exemption from registration under Section 4(2) of the Act.  The foregoing securities may not be offered or sold in the United States unless registered under the Act, or pursuant to an exemption from registration.

Item 16. Exhibits

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)	1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on the 22nd day of April, 2010.

iTrackr, Inc.

By:	/s/ John Rizzo
John Rizzo
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John Rizzo	Chairman, Chief Executive Officer and
John Rizzo	Principal Financial Officer	April 22, 2010

/s/ Dave Baesler	Director	April 22, 2010
Dave Baesler

/s/ Michael Uhl	Director	April 22, 2010
Michael Uhl

EXHIBIT INDEX

Exhibit
Number	Description

3.1
Amended and Restated Articles of Incorporation of Must Haves, Inc. Previously filed as Exhibit Number 3.2 with Form 10-SB12G Registration Statement, September 14, 2007, Commission File No. 000-52810; incorporated herein by reference.

3.2	Amendments to Articles of Incorporation filed with Form 10-Q on November 24, 2009, incorporated herein by reference.

3.3	Amendments to Articles of Incorporation filed with Florida Secretary of State on March 9, 2010.

3.4	Bylaws of Must Haves, Inc. Previously filed as Exhibit Number 3.3 with Form 10-SB12G Registration Statement on September 14, 2007, Commission File No. 000-52810; incorporated herein by reference

4	Form of Share Certificate

5	Legal Opinion

10.1	Agreement and Plan of Merger. Previously filed as Exhibit 2.1 with Form 8-K on December 16, 2009, Commission File No. 000-21810; incorporated herein by reference.

10.2
Form of 2010 Employment Agreement entered into with John Rizzo (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.3
Form of 2010 Employment Agreement entered into with Ramesh Anand (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

10.4	Form of Stock Option Plan (incorporated by reference from Exhibit 10.7 to the current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010).

14	Code of Ethics. Previously filed as Exhibit 14.1 with Form 10-K, on March 31, 2008, incorporated herein by reference.

23	Consent of Auditor

23.2	Legal Consent